Exhibit 10.4

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is entered into on March 29, 2012 (the “Effective Date”) between OPTIMER PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware (“Optimer”), having a principal place of business at 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, and Astellas Pharma Inc., a company organized under the laws of Japan (“Partner”), having a principal place of business at 2-3-11 Nihonbashi-Honcho, Chuo-ku, Tokyo, 103-8411, Japan.

WHEREAS

WHEREAS, Optimer has developed fidaxomicin for the treatment of Clostridium difficile infection and owns or controls certain patents, know-how and other intellectual property relating to fidaxomicin;

WHEREAS, Partner is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, Partner desires to obtain from Optimer, and Optimer desires to grant to Partner, certain exclusive rights and licenses to develop and commercialize Products in the Territory (each as hereinafter defined), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optimer and Partner hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               “Acquisition Transaction” shall have the meaning set forth in Section 14.1.

1.2                               “Affiliate” of a Party shall mean any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists.  As used in this Section 1.2 and in Section 1.62, “control” shall mean (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.3                               “Alliance Manager” shall have the meaning set forth in Section 3.3.

1.4                               “APEL” shall mean Astellas Pharma Europe Limited, an Affiliate of Partner.

1.5                               “APEL Agreement” shall mean that certain Collaboration and License Agreement between APEL and Optimer dated 2 February, 2011, as amended in accordance with its terms.

1.6                               “APEL Territory” shall mean the Territory as defined in the APEL Agreement.

1.7                               “API” shall mean the active pharmaceutical ingredient of the Existing Product.

1.8                               “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.9                               “Audit Disagreement” shall have the meaning set forth in Section 7.7.

1.10                        “Bankruptcy Laws” shall have the meaning set forth in Section 12.4.

1.11                        “Bundled Product” shall mean any pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient sold together with another pharmaceutical product or device that does not contain or comprise a Compound for a single price including fixed combinations.

1.12                        “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States or Japan.  For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.13                        “Calendar Quarter” shall mean a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.14                        “Calendar Year” shall mean a period of twelve (12) consecutive months beginning on and including January 1st.

1.15                        “CDI” shall mean Clostridium difficile infection or Clostridium difficile-associated diarrhea (CDAD) in humans.

1.16                        “Change of Control Event” shall mean that Optimer (a) completes a transaction in which Optimer merges or consolidates with any other entity (other than a wholly-owned subsidiary of Optimer); or (b) effects any other transaction or series of transactions (other than a listing on a public recognized stock exchange or fund raising from existing or new investors in the ordinary course of business), such that in either case of clause (a) or (b) the stockholders of Optimer immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions and where in the case of (a) or (b) the acquiring entity is (i) a […***…] or (ii) […***…].

1.17                        “CMC” shall mean chemistry, manufacturing and controls.

1.18                        “Commercialization Plan” shall have the meaning provided in Section 5.1(b).

1.19                        “Commercially Reasonable Efforts” shall mean, with respect to a Product, those efforts and resources normally devoted by a Party or its Affiliates for the development or commercialization of a similarly situated anti-infective pharmaceutical product at a similar stage of development or commercialization, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace and the market potential of such product the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and the achievement of an optimum price and reimbursement status of such product as determined on the basis of the Territory.  The level of effort and resources may be different for different markets within the Territory and may change over time, reflecting changes in the status of the Product and the market(s) in the Territory. In the case of Partner, the fact that a Product is in-licensed, rather than developed internally by Partner or its Affiliates, shall not affect the application of the foregoing standard.

1.20                        “Competing Entity” shall have the meaning provided in Section 2.5(c).

1.21                        “Competitive Product” shall mean, apart from the Existing Product, (a) any product containing a compound, […***…] which compound is being developed for, or has received Regulatory Approval for, CDI and (b) any product containing a Compound.

1.22                        “Compound” shall mean […***…] or any salt, hydrate, solvate, polymorph, stereo-isomer, ester, chelate, clathrate, acid, base, epimer, enantiomer, crystalline form, metabolite or prodrug or any other non-covalent derivative or crystalline form thereof.

***Confidential Treatment Requested

1.23                        ““Confidential Information” shall have the meaning set forth in Section 8.1

1.24                        Confidentiality Agreement” shall mean that certain agreement dated October 26, 2011 between Optimer and Partner.

1.25                        “Control” (including any variations such as “Controlled” and “Controlling”) shall mean with respect to any Information, Data, Patent or other intellectual property rights, possession by a Party of the ability (whether by ownership or license, other than pursuant to this Agreement) to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.

1.26                        “Data” shall mean any and all scientific, technical or test data pertaining to Product(s) (provided, that if any such scientific, technical and/or test data pertains to Product(s) and something other than Product(s), then only such scientific, technical and test data that pertains to Product(s) and not to something else) that is generated by or under the authority of Partner or its Sublicensees or by or under the authority of Optimer or Optimer Current Affiliates at any time before or after the Effective Date or by or under the authority of any Third Party licensee of Optimer outside the Territory after the Effective Date, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), preclinical data, clinical data and/or all submissions made in association with an IND or MAA filed in or outside the Territory with respect to such Product(s), in each case to the extent such data either (a) is Controlled by Optimer on the Effective Date or (b) comes within a Party’s Control during the Term.

1.27                        “Develop” shall mean to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or Product (but excluding any Post-Marketing Studies of a Product), as well as any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods.  “Developing” and “Development” shall have correlative meanings.

1.28                        “Development Plan” shall have the meaning provided in Section 4.1(a).

1.29                        “Disclosing Party” shall have the meaning set forth in Section 8.1.

1.30                        “Dominating Patent Rights” shall have the meaning set forth in Section 6.3(d).

1.31                        “Excluded Claim” shall have the meaning set forth in Section 13.3(f).

1.32                        “Executives” shall have the meaning provided in Section 3.1(d).

1.33                        “Existing Product” shall mean that certain pharmaceutical product Controlled by Optimer as of the Effective Date that is formulated as a tablet for oral administration and contains 200 milligrams of Compound as the sole active pharmaceutical ingredient.

1.34                        “Field” shall mean the diagnosis, prevention and treatment of any disease or condition in humans, including CDI.

1.35                        “First Commercial Sale” shall mean, on a Product-by-Product basis, the first bona fide, arm’s length sale of a Product in the Territory following receipt of Regulatory Approval of such Product in the Territory.  Sales of a Product for registration samples, compassionate use sales, named patient use and inter-company transfers to Affiliates of a Party will not constitute a First Commercial Sale.

1.36                        “Fiscal Half Year” shall mean a period of six (6) consecutive months beginning on and including April 1st or October 1st, provided, that the first Fiscal Half Year shall be the period beginning on the Effective Date and ending on March 31st.

1.37                        “Floor” shall have the meaning set forth in Section 6.3(d).

1.38                        “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS.

1.39                        “Generic Entry” shall have the meaning set forth in Section 6.3(e).

1.40                        “Generic Product” shall mean any product that is introduced in the Territory by an entity other than Partner or its Affiliate or Sublicensee which contains […***…] as contained in a Product sold by Partner or its Sublicensee […***…].

1.41                        “IND” shall mean any Investigational New Drug application, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of the applicable Product in humans, or any comparable filing with any relevant Regulatory Authorities in the Territory.

1.42                        “Indemnitee” shall have the meaning set forth in Section 11.3.

1.43                        “Indemnitor” shall have the meaning set forth in Section 11.3.

***Confidential Treatment Requested

1.44                        “Information” shall mean information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.45                        “Inventions” shall mean any discovery or invention, whether or not patentable, made by a Party or its Affiliates or its or their respective employees, agents or independent contractors during the course of Development, Manufacturing, regulatory or commercial activities with respect to Compounds or Products in the Field in the Territory (and, if Partner or its Affiliates or their respective employees, agents or independent contractors performs any such activities pursuant to this Agreement outside the Territory, either alone or jointly with Optimer or its Affiliates or their respective employees, agents or independent contractors, any discovery or invention made during such activities), in each case pursuant to this Agreement during the Term and solely to the extent such discovery or invention relates to Compounds or Products in the Field, together with all intellectual property rights relating thereto.

1.46                        “Joint Inventions” shall have the meaning set forth in Section 9.2.

1.47                        “Joint Patents” shall have the meaning set forth in Section 9.3(b).

1.48                        “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 3.1.

1.49                        “Letter Agreement” shall mean that certain letter agreement of even date herewith by and between Optimer and Partner and all Exhibits thereto.

1.50                        “Licensed Know-How” shall mean (a) Information (including Data) that Optimer or any Optimer Current Affiliate Controls as of the Effective Date or during the Term, which Information is necessary or useful to Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products (including any Compound contained therein), and (b) if API is supplied by Optimer as Supplied Product, Information (including Data) that Optimer or any Optimer Current Affiliate Controls as of the Effective Date or during the Term, which Information is necessary or useful to tablet or otherwise formulate API into Products and blister, bottle (if applicable) and package API into Products, in each case (a) and (b) in the Field in the Territory, including any replication or any part of such Information and the non-exhaustive list of Information included in the Licensed Know-How as of the Effective Date that is set out in the

Letter Agreement.  For purposes of clarification, “Licensed Know-How” shall include all OPT-80 Data (as defined in the PAR Agreement) Controlled by Optimer.

1.51                        “Licensed Patents” shall mean (a) all Patents that Optimer or any Optimer Current Affiliate Controls as of the Effective Date or during the Term, which Patents are necessary or useful to Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products (including any Compound contained therein), and (b) if API is supplied by Optimer as Supplied Product, all Patents that Optimer or any Optimer Current Affiliate Controls as of the Effective Date or during the Term, which Patents are necessary or useful to tablet or otherwise formulate API into Products and blister, bottle (if applicable) and package API into Products, in each case (a) and (b) in the Field in the Territory including, but not limited to, those Patents listed on EXHIBIT A of this Agreement.

1.52                        “Licensed Technology” shall mean the Licensed Know-How and Licensed Patents.

1.53                        “Losses” shall have the meaning set forth in Section 11.1.

1.54                        “MAA” shall mean a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

1.55                        “MAA Approval” shall mean, with respect to each country in or outside the Territory for a particular Product, approval by the applicable Regulatory Authority in such country (which, in the Territory, shall be the MHLW) of the MAA for such Product filed in such country.  It is understood that, as used herein, MAA Approval does not include pricing or reimbursement approval.

1.56                        “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing Supplied Product or supplies for Development, manufacturing of Supplied Product for commercial sale, in-process and semi-finished product testing, release of Supplied Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Supplied Product, ongoing stability tests and regulatory activities related to any of the foregoing.  “Manufactured” or “Manufacturing” shall have correlative meaning.

1.57                        “Manufacturing Transition Plan” shall have the meaning set forth in Section 2.6(b).

1.58                        “Materials” shall have the meaning set forth in Section 4.6.

1.59                        “MHLW” shall mean the Ministry of Health, Labour and Welfare, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the Territory.

1.60                        “Net Sales” shall mean, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of Partner or its Sublicensees, as applicable, to Third Parties (other than Sublicensees) less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Partner or its Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a)                                 normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product (provided that such discounts are not applied disproportionately to such Product when compared to the other products of Partner or its Sublicensee, as applicable);

(b)                                 credits or allowances given or made for rejection of or return of previously sold Products or for retroactive price reductions and billing errors;

(c)                                  rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d)                                 costs of freight, insurance, and other transportation charges directly related to the distribution of such Product;

(e)                                  taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds; and

(f)                                   an allowance of up to […***…] for bad debts consistently applied in accordance with GAAP.

Upon any sale or other disposition of any Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred when such Product is sold alone and not with other products.

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales.  Sales of a Product between Partner and its Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.  Any free-of-charge disposal or use of a Product for development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs, shall not be deemed a sale or disposition for purposes of calculating Net Sales. If any Product is sold as a Bundled Product for a single invoiced amount (a

***Confidential Treatment Requested

“Combination Sale”), the Net Sales amount for the Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all permitted deductions) determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale shall equal the gross amount invoiced for the Combination Sale, reduced by the permitted deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where:

[…***…].

In the event that the Compound Component included in a Bundled Product is sold as a separate product in the Territory, but the Other Component included in such Bundled Product is not sold separately in the Territory, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

[…***…].

In the event that the Compound Component included in a Bundled Product is not sold as a separate product in the Territory, but the Other Component included in such Bundled Product is sold separately in the Territory, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

[…***…].

Where the calculation of Net Sales resulting from a Combination Sale in the Territory cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by mutual agreement of the Parties as properly reflecting the relative value of the Compound Component included in the Bundled Product and the value of the Other Component(s) included in the Bundled Product.

***Confidential Treatment Requested

1.61                        “Notice Date” shall have the meaning set forth in Section 13.3(b).

1.62                        “Optimer Current Affiliate” shall mean any entity that is (a) an Affiliate of Optimer as of the Effective Date or (b) any subsidiary that is controlled (as the term is defined in Section 1.2) by Optimer at any time before or after the Effective Date.

1.63                        “Optimer Europe” shall mean Optimer Luxembourg 2 S.à r.l. and any entity succeeding to the rights and/or obligations of such company under the Supply Agreement.

1.64                        “Optimer Indemnitees” shall have the meaning set forth in Section 11.1.

1.65                        “Optimer Manufacturing Technology” shall have the meaning set forth in Section 2.6(b).

1.66                        “PAR” shall mean Par Pharmaceutical, Inc.

1.67                        “PAR Agreement” shall mean that certain Prospective Buy-Back Agreement, dated January 19, 2007, by and between Optimer and PAR, as amended in accordance with its terms.

1.68                        “PAR Collaboration Agreement” shall mean that certain Collaboration Agreement, dated April 29, 2005, by and between Optimer and PAR, as amended in accordance with its terms.

1.69                        “PAR Tripartite Agreement” shall have the meaning provided in Section 6.3(b).

1.70                        “Partner Know-How” shall mean Data that Partner or any of its Affiliates Controls during the Term, which Data is necessary or useful to make, have made, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products (including any Compound contained therein) in the Field, including any replication or any part of such Data and/or Information and, for the purposes of the licenses under Section 12.3(b), Information (including Data) generated by or on behalf of Partner or any of its Sublicensees in the course of Development, registration, keeping, use, sale, offer for sale, disposal of, offer for disposal of or import of Products in the Field in the Territory.

1.71                        “Partner Manufacturing Notice” shall have the meaning set forth in Section 2.6(b).

1.72                        “Partner Patents” shall mean all Patents that Partner or any of its Affiliates Controls during the Term, which Patents (a) are filed in relation to Inventions made by employees, agents or independent contractors of Partner or its Affiliates, and (b) are necessary or useful to make, have made, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products (including any Compound contained therein) in the Field.

1.73                        “Partner Technology” shall mean the Partner Know-How and Partner Patents.

1.74                        “Party” shall mean Optimer or Partner individually, and “Parties” shall mean Optimer and Partner collectively.

1.75                        “Patent(s)” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, restorations by existing or future extension or restoration mechanisms, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.76                        “Pharmacovigilance Agreement” shall have the meaning provided in Section 4.2(d).

1.77                        “Phase I Clinical Trial” shall mean a clinical trial of a Product in humans that would provide for first testing of a Product in humans and would satisfy the requirements of 21 C.F.R. §312.21(a) or analogous regulatory requirements in the Territory.

1.78                        “Phase III Clinical Trial” shall mean a pivotal clinical trial of a Product conducted in human patients designed to ascertain efficacy and safety of such Product for the purpose of submitting an application for Regulatory Approval to the competent Regulatory Authority in the Field in the Territory.

1.79                        “Post-Marketing Studies” shall have the meaning set forth in Section 5.1(c).

1.80                        “Product” shall mean any pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient, in oral […***…] formulation only. For clarification, Products containing or comprising different dosages of the same formulation of a Compound (for example, the Existing Product and […***…]) and/or Products containing or comprising different formulations of the same dosage of a Compound (for example, the Existing Product and […***…]) shall be different Products.

1.81                        “Receiving Party” shall have the meaning set forth in Section 8.1.

1.82                        “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of Regulatory

***Confidential Treatment Requested

Authorities in any country that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in the Field in such country.

1.83                        “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product in the Field in the Territory.  If governmental approval is required for pricing or reimbursement for a Product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required.

1.84                        “Representatives” shall have the meaning provided in Section 14.1.

1.85                        “Royalty Term” shall have the meaning set forth in Section 6.3(e).

1.86                        “Sales Report” shall have the meaning set forth in Section 7.1.

1.87                        “SEC” shall have the meaning set forth in Section 8.5(a).

1.88                        “Standstill Period” shall have the meaning set forth in Section 14.1.

1.89                        “Sublicensee” shall mean an Affiliate of Partner or a Third Party to whom Partner grants a right (a) to Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of or import a Product in the Field in the Territory, or (b) to the extent a license under the Licensed Technology is necessary in order for Partner to tablet or otherwise formulate API into Products or to blister, bottle (if applicable) or package API into Products, to tablet, have tableted or otherwise formulate or have formulated API into Products, or to blister, bottle (if applicable) or package API into Products in the Field in the Territory, in each case beyond the mere right to purchase a Product from Partner or its Affiliates, and “Sublicense” shall mean an agreement or arrangement between Partner and a Sublicensee granting such rights.

1.90                        “Supplied Product” shall have the meaning provided in the Supply Agreement.

1.91                        “Supply Agreement” shall have the meaning set forth in Section 5.2.

1.92                        “Term” shall have the meaning set forth in Section 12.1.

1.93                        “Terminated Supplied Product” shall have the meaning set forth in Section 2.6(a).

1.94                        “Territory” shall mean Japan.

1.95                        “Third Party” shall mean any person or entity other than Optimer, Partner and their respective Affiliates.

1.96                        “Third Party Claims” shall have the meaning set forth in Section 11.1.

1.97                        “United States” or “U.S.” shall mean the United States of America, including its territories and possessions and the District of Columbia.

1.98                        “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Licensed Patents or Joint Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending patent application; provided, however, that if a claim of a pending patent application shall not have issued within […***…] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement after such […***…] deadline unless and until a patent issues with such claim, and […***…]; provided further, that, for clarity, […***…].

1.99                        “Withdrawal Notice” shall have the meaning set forth in Section 3.1(e).

ARTICLE 2

GRANT OF LICENSE

2.1                               License Grant to Partner.  Subject to the terms and conditions of this Agreement, Optimer hereby grants to Partner an exclusive (even as to Optimer and its Affiliates), royalty-bearing license and sublicense, with the right to sublicense in accordance with Section 2.2, under the Licensed Technology and Optimer’s interest in any Joint Patents, solely to (a) register (including conducting such clinical trials as may be required to support and maintain such registrations) Products with a Regulatory Authority, and (b) Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products, in each case (a) and (b) in the Field in the Territory during the Term. Additionally, subject to the terms and conditions of this Agreement and the Supply Agreement, if API is supplied by Optimer as Supplied Product, then, to the extent a license under the Licensed Technology is necessary in order for Partner to tablet or otherwise formulate API into Products and to blister, bottle (if applicable) and package API into Products, Optimer shall and hereby does grant to Partner a non-exclusive license and sublicense, with the right to sublicense in accordance with Section 2.2, under the Licensed Technology and Optimer’s interest in any Joint Patents to tablet, have tableted or otherwise formulate or have formulated API into Products and to blister, bottle (if applicable) and package API into Products, in each case in the Field in the Territory.  Additionally it is understood and

***Confidential Treatment Requested

agreed that Partner shall have the right to […***…], for the Development (by Partner or any Partner Affiliate) of Existing Product which is to be promoted, marketed and sold in the Field in the Territory, as may be agreed in writing by Optimer and in accordance with the terms of Article 4.

2.2                               Sublicenses by Partner.  Partner shall have the right to sublicense the rights granted to it under Section 2.1 in the Territory through multiple tiers of sublicenses, in each case only with the prior written consent of Optimer, which shall not be unreasonably withheld or delayed, and subject to compliance with this Section 2.2; provided, that Partner shall have the right, without the prior written consent of Optimer, to sublicense to contract sales organizations the right to promote Products in the Field in the Territory so long as such contract sales organizations perform, cumulatively, no more than […***…].  For clarity, Partner shall not have the right to subcontract the tableting or other formulation of API into Products or the blistering, bottling (if applicable) or packaging any Supplied Products into Products without the prior written consent of Optimer, which shall not be unreasonably withheld or delayed.  Any Sublicense shall be in writing and, with the exception of the financial terms, on substantially the same terms as this Agreement and, to the extent such Sublicense grants a sublicense of the rights licensed to Optimer under the PAR Agreement, shall be consistent with the terms of the PAR Agreement.  Partner shall be responsible for the acts or omissions of its Sublicensees in exercising rights under the Sublicenses which would constitute a breach hereunder.  Within ten (10) days after execution or receipt thereof, as applicable, Partner shall provide Optimer with a full and complete copy of each Sublicense granted (provided that Partner may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

2.3                               License Grant to Optimer.  Partner hereby grants to Optimer and its Affiliates an exclusive (even as to Partner and its Affiliates) license and sublicense, with the right to sublicense through multiple tiers of sublicenses, under the Partner Technology and Partner’s interest in any Joint Patents, solely to register (including conducting such clinical trials as may be required to support and maintain such registrations), Develop, keep, make, have made, use, sell, offer for sale, dispose of, offer to dispose of and import products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation, except as expressly licensed to Partner under Section 2.1, which license shall be fully-paid, perpetual and royalty-free, except that, to the extent that Partner would owe payments to a Third Party as a result of the practice by Optimer or any of its Affiliates or sublicensees of Partner Technology as provided in this Section 2.3, Partner will so advise Optimer, identifying the Partner Technology at issue and the payment obligations to such Third Party, and Optimer will be obligated to make such payments to such Third Party unless Optimer notifies Partner that it elects not to have such Partner Technology included in the license granted under this Section 2.3. Optimer shall be responsible for the acts or omissions of its sublicensees in exercising rights under the sublicenses which would constitute a breach hereunder. Within ten (10) days after execution or receipt thereof, as applicable, Optimer shall provide Partner with a full and

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complete copy of each sublicense granted by Optimer to a Third Party (provided that Optimer may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

2.4                               No Other Rights; Other Limitations. Except for the rights and licenses expressly granted in this Agreement, Optimer retains all rights under the Licensed Technology and its interest in any Joint Patents, and Partner retains all rights under the Partner Technology and its interest in any Joint Patents, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise.  Partner agrees not to practice any Licensed Technology or Optimer’s interest in the Joint Patents except to register (including conducting such clinical trials as may be required to support and maintain such registrations) Products with a Regulatory Authority, and Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products and, if API is supplied by Optimer as Supplied Product, tablet, have tableted or otherwise formulate or have formulated API into Products and blister, bottle (if applicable) and package API into Products, in each case in the Field in the Territory during the Term in accordance with the terms of this Agreement and the Supply Agreement, as applicable.  Partner further acknowledges that certain rights granted by Optimer to Partner under Section 2.1 with respect to the Licensed Technology were transferred from PAR to Optimer, or licensed by PAR to Optimer, pursuant to the PAR Agreement, and that such rights are granted subject to, and Partner (on behalf of itself and its Sublicensees) agrees to be bound by, all applicable terms and conditions of the PAR Agreement.  Optimer agrees not to practice any Partner Technology or Partner’s interest in any Joint Patents except (a) as expressly licensed to Optimer under Section 2.3, and (b) as provided in Section 12.3.

2.5                               Negative Covenant.

(a)                                 Partner agrees that it will not, itself or with any of its Affiliates or any Third Party, in the Territory conduct any clinical trials, sales, marketing, promotion or distribution activities in respect of (i) any product containing a compound, […***…] which compound is being developed for, or has received Regulatory Approval for, CDI, or (ii) any product containing a Compound, in each case other than Products developed and commercialized pursuant to the terms and conditions of this Agreement.  The agreement set forth in this Section 2.5(a) will be in effect from the Effective Date until […***…].

(b)                                 Except through rights granted to Partner, and subject to Section 2.5(c), Optimer agrees that it will not, itself or with any Optimer Affiliates or any Third Party, in the Territory conduct any clinical trials, sales, marketing, promotion or distribution activities in respect of a Competitive Product in the Field; provided, that this shall not apply to any product Developed or commercialized by Optimer or its Affiliate or any of their respective licensees in the exercise by Optimer of its right pursuant to Section 5.1(e) to convert to non-exclusive the license and sublicense granted under Section 2.1.

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(c)                                  In the event that Optimer or any of its Affiliates is absorbed by or acquired by or merges with a Third Party, which Third Party or any of its affiliates is manufacturing, using, marketing, promoting, distributing, offering for sale, commercialising or selling a Competitive Product in the Field in the Territory (a “Competing Entity”), then Optimer shall […***…]; provided, that this shall not apply to any product Developed or commercialized by Optimer or its Affiliate or any of their respective licensees in the exercise by Optimer of its right pursuant to Section 5.1(e) to convert to non-exclusive the license and sublicense granted under Section 2.1.

The agreement set forth in Sections 2.5(b) and (c) will be in effect in the Territory from the Effective Date until royalties under Section 6.3(e) are no longer payable by Partner in the Territory.

2.6                               Manufacturing License Following Certain Terminations of the Supply Agreement.

(a)                                 Coordination of Supply.  If either Party provides notice of termination of the Supply Agreement in its entirety or as to a particular Product in each case pursuant to Section 11.2(d) of the Supply Agreement, following provision of such notice, the Parties will discuss supply of Supplied Products and will use good faith efforts to coordinate obtaining the supply of Supplied Products for Partner and its Sublicensees in the Territory and for Optimer (including its Affiliates and other licensees) outside the Territory from one or more suppliers to enable the Parties to optimize supply costs of Supplied Products; provided, that in the case of termination of the Supply Agreement by either Party as to a particular Product pursuant to Section 11.2(d) thereof, the foregoing shall apply to Partner only with respect to supply of Supplied Products for incorporation into such terminated Product (any Supplied Product that is no longer to be supplied by Optimer Europe for any reason pursuant to this Section 2.6 if either Party terminates the Supply Agreement in its entirety or as to a particular Product in each case pursuant to Section 11.2(d) of the Supply Agreement being a “Terminated Supplied Product”).

(b)                                 Manufacturing Right; Manufacturing Technology Transfer.  Partner shall notify Optimer in writing within […***…] following provision of notice of termination by either Party under Section 11.2(d) of the Supply Agreement if Partner plans to Manufacture itself or have Manufactured by its Affiliate or any Third Party such Terminated Supplied Product for the Territory pursuant to this Section 2.6(b) following termination of the Supply Agreement in its entirety or as to the applicable Product (such notice, a “Partner Manufacturing Notice”).  Promptly following the date of such Partner Manufacturing Notice, the Parties shall work together in good faith and expeditiously to agree to a plan for transitioning responsibility for Manufacturing of the applicable Terminated Supplied Products for the Territory to Partner or its Affiliate or designated Third Party contract manufacturer such that Partner or its Affiliate or designated Third Party contract manufacturer can Manufacture commercial quantities of such Terminated Supplied Products in compliance with Applicable

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Law and Regulatory Approvals upon termination under Section 11.2(d) of the Supply Agreement, or as soon as possible after such termination (the “Manufacturing Transition Plan”), and the Parties shall use commercially reasonable efforts and work diligently and expeditiously to implement such plan prior to the termination of the Supply Agreement or as soon as possible after such termination.  Such Manufacturing Transition Plan shall provide for the transfer by Optimer to Partner or its Affiliate or designated Third Party contract manufacturer all Optimer Manufacturing Technology and for Optimer to provide reasonable assistance to enable Partner or its Affiliate or designated Third Party contract manufacturer to Manufacture and supply the applicable Terminated Supplied Products in accordance with the license granted under Section 2.6(c), such transfer and assistance to be provided at Partner’s expense according to a budget included in such plan.  “Optimer Manufacturing Technology” shall mean all (x) Patents Controlled by Optimer or any Optimer Current Affiliates, including its rights under any Joint Patents and (y) Information Controlled by Optimer or any Optimer Current Affiliates in Optimer’s possession and/or that it can obtain by exercising its rights under its agreements with its Third Party manufacturers, in each case (x) and (y) that are necessary for the Manufacture of the applicable Terminated Supplied Products.

(c)                                  Manufacturing License.  Upon the first to occur of:

(i)                                    the commencement of the activities under the Manufacturing Transition Plan, to the extent provided in such Manufacturing Transition Plan; or

(ii)                                termination of the Supply Agreement by either Party in its entirety or as to a particular Product pursuant to Section 11.2(d) thereof, as applicable,

unless, in either such case, the Parties have agreed prior to the termination of the Supply Agreement under Section 2.6(a) to obtain the supply of Products for Partner and its Sublicensees in the Territory and for Optimer and its Affiliates and licensees outside the Territory from the same supplier(s), Optimer shall grant, and hereby grants effective upon such event described in Section 2.6(c)(i) or (ii) above to Partner, a non-exclusive, fully paid up license under the Optimer Manufacturing Technology to Manufacture itself or to have Manufactured by its Affiliate or any Third Party contract manufacturer the applicable Terminated Supplied Products solely for use and sale in the Field in the Territory in order to satisfy Partner’s and its Sublicensees’ requirements of Terminated Supplied Products.  Partner may not grant a sublicense under such license except to its Affiliate or to any designated Third Party contract manufacturer. The location of Manufacture of Terminated Supplied Products under this license is limited to the Territory, the United States of America, the location of Optimer’s Third Party manufacturers outside the Territory, locations in the APEL Territory in which APEL or its Affiliates or its Third Party manufacturers approved in accordance with the APEL Agreement have the right to Manufacture Supplied Products thereunder, or such other locations agreed by the Parties.  In the event that the Parties have agreed prior to the termination of the Supply Agreement under Section 11.2(d) thereof pursuant to Section 2.6(a) to obtain the supply of Products for Partner and its Sublicensees in the Territory and for Optimer and its Affiliates and licensees outside the

Territory from the same supplier(s) but subsequently that arrangement terminates or expires, then (i) prior to such termination the Parties shall work together in good faith and expeditiously to agree a Manufacturing Transition Plan and the Parties shall use commercially reasonable efforts and work diligently and expeditiously to implement such plan prior to the expiration or termination of such supply arrangement, and (ii) the license in this Section 2.6(c) shall be effective on the first to occur of the commencement of the activities under such Manufacturing Transition Plan, to the extent provided in such Manufacturing Transition Plan, or the date of such termination.  For clarity, (1) in no event shall Partner have the right to obtain a license under the Optimer Manufacturing Technology upon any termination of the Supply Agreement other than as expressly set forth herein, and (2) in the event of any termination by either Party of the Supply Agreement as to a particular Product pursuant to Section 11.2(d) thereof, Optimer shall retain the exclusive right to Manufacture or have Manufactured and supply Supplied Products other than Terminated Supplied Products.

(d)                                 Protection of Optimer Manufacturing Technology.  In addition to the provisions of Article 8, Partner recognizes that maintaining the confidentiality and trade secret nature of the Optimer Manufacturing Technology requires a higher level of vigilance than other Confidential Information, and agrees to (i) maintain in confidence Optimer Manufacturing Technology with the same degree of care that Partner uses to protect its own like information, (ii) strictly limit access to and use of Optimer Manufacturing Technology to employees, representatives, consultants and contractors of Partner and its designated Third Party contract manufacturers with a need to know such information, and (iii) use Optimer Manufacturing Technology and trade secrets only for producing Supplied Products in the Field for use and sale in the Territory.  Partner shall ensure that any person having access to the Optimer Manufacturing Technology will be made aware of its highly confidential nature and will agree to be bound by confidentiality terms no less stringent than those in this Agreement.  The obligations under this Section 2.6(d) shall survive and continue in effect following any expiration or termination of this Agreement.

ARTICLE 3

GOVERNANCE

3.1                               Joint Steering Committee.  The Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the activities of the Parties pursuant to this Agreement.

(a)                                 Composition.  The JSC will be comprised of two (2) members appointed by Partner and two (2) members appointed by Optimer, which members shall be senior level employees of each Party with decision-making authority.  Each Party will notify the other Party of its initial JSC members within thirty (30) days after the Effective Date.  The Parties, through the JSC, may change the number of JSC members as long as an equal number of members from each of Partner and Optimer is maintained.  Each Party may change its JSC members at any time by written notice to the other Party, which may be delivered at a scheduled meeting of the JSC.  Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.  The JSC shall appoint one (1) of its members as chairman, whose role shall be to convene and preside at meetings of the JSC, but the chairman shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote.  Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the JSC.

(b)                                 Responsibilities.  The JSC shall be responsible for oversight of the Parties’ activities under this Agreement with respect to Development, Regulatory Approval, manufacturing and commercialization (including marketing and sales) of Products in the Field in the Territory.  Without limiting the foregoing, the JSC shall:

(i)                                    provide a forum for review and discussion of the Development Plan, and for Optimer to provide input with regard to the Development Plan and any Development activities with respect to Products in the Field in the Territory, including with respect to any investigator-initiated studies of Products in the Field in the Territory;

(ii)                                provide a forum for review and discussion of the Commercialization Plan, and for Optimer to provide input with regard to the Commercialization Plan, including with respect to any marketing studies of Products in the Field in the Territory (including Post-Marketing Studies);

(iii)                            provide a forum in which Partner updates Optimer on Partner’s strategy with regard to the preparation, filing, prosecution and maintenance of the Partner Patents;

(iv)                             periodically review the results of the Development Plan and Commercialization Plan to ensure, to the extent reasonably practical, compliance with obligations under this Agreement;

(v)                                 review the publication strategy in the Territory with respect to Products in the Field;

(vi)                             provide a forum in which Optimer updates Partner with regard to the Development, regulatory strategy and commercialization of Products outside the Territory and outside the APEL Territory in the Field, including with respect to any Post-Marketing Studies of Products in the Field and the publication strategy outside the Territory with respect to Products in the Field;

(vii)                         facilitate the exchange of Data and/or Materials between the Parties; and

(viii)                     perform such other duties as are specifically assigned by the Parties to the JSC in this Agreement.

(c)                                  Meetings.  The JSC will hold meetings at such frequency as determined by the JSC members, but no less than once every Calendar Quarter.  Such meetings may be in person, via videoconference, or via teleconference; provided, that no less than two (2) JSC meetings each Calendar Year shall be in-person unless the Parties otherwise agree.  The location of in-person JSC meetings will alternate between Optimer’s offices in San Diego, California and Partner’s offices in Tokyo, unless the Parties otherwise agree.  At least seven (7) days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto.  Reasonably detailed written minutes will be kept of all JSC meetings and will reflect material decisions made at such meetings.  Meeting minutes will be prepared by each Party on an alternating basis and sent to each member of the JSC for review and approval within ten (10) days after a meeting.  Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within fifteen (15) days of receipt.

(d)                                 Decisions.  The JSC may make decisions with respect to any subject matter that is within the JSC’s decision-making authority.  Subject to this Section 3.1(d), all decisions of the JSC shall be made by unanimous vote, with Optimer and Partner each having, collectively, among its respective members, one (1) vote in all such decisions.  If the JSC cannot reach consensus with regard to any matter to be decided by the JSC within ten (10) Business Days after such matter has been brought to the JSC’s attention, then such matter shall be referred to the Chief Executive Officer of Optimer and the President and Chief Executive Officer or its designee of Partner (the “Executives”) for resolution.  If the Executives cannot resolve the issue within ten (10) Business Days after the matter has been brought to their attention then, subject to good faith consideration of the views of Optimer, Partner’s Executive shall have the tie-breaking vote on such issue, subject to (i) Optimer’s written approval of any material change to the Development Plan which it is entitled to approve, as set forth in Section 4.1(a), and (ii) Section 5.1(c) with regard to Post-Marketing Studies; provided, that if Optimer provides reasonable evidence that a decision of Partner regarding commercialization of Products in the Territory would have a material adverse effect on Optimer’s or its licensee’s commercialization of products containing or comprising the Compound outside the Territory, the Parties must promptly meet to discuss in good faith and reach a mutually agreed-upon solution to such issue. For the avoidance of doubt, Partner shall not have a tie-breaking vote in respect of Post-Marketing Studies inside the Territory, the approval procedure for which is set out in Section 5.1.

(e)                                  Withdrawal.  At any time during the Term and for any reason, Optimer shall have the right to withdraw from participation in the JSC upon written notice to Partner, which notice shall be effective immediately upon receipt (“Withdrawal Notice”).  Following the issuance of a Withdrawal Notice and subject to this Section 3.1(e), Optimer’s representatives to the JSC shall not participate in any meetings of the JSC, nor shall Optimer have any right to vote on decisions within the authority of the JSC.  If, at any time, following the issuance of a

Withdrawal Notice, Optimer wishes to resume participation in the JSC, Optimer shall notify Partner in writing and, thereafter, Optimer’s representatives to the JSC shall be entitled to attend any subsequent meeting of the JSC and to participate in the activities of, and decision-making by, the committees as provided in this Section 3 as if a Withdrawal Notice had not been issued by Optimer. Following Optimer’s issuance of a Withdrawal Notice, unless and until Optimer resumes participation in the JSC in accordance with this Section 3.1(e):  (i) all meetings of the JSC shall be held at Partner’s facilities; (ii) Partner shall have the right to make the final decision on all matters within the scope of authority of the JSC;  (iii) Optimer shall have the right to continue to receive the minutes of the JSC meetings, but shall not have the right to approve the minutes for any JSC meeting held after Optimer’s issuance of a Withdrawal Notice and (iv) Optimer shall provide Partner every six (6) months with a summary update regarding the matters set out in Sections 3.1(b)(vi), including the publications and publication strategy outside the Territory.  For clarity, if Optimer withdraws and then resumes participation in the JSC, it shall not have any right to retroactively review or modify any decision made by the JSC during Optimer’s withdrawal period.

3.2                               Expenses.  Each Party shall bear all its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the JSC.

3.3                               Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be permitted to attend meetings of the JSC as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.

3.4                               Scope of Governance.  Notwithstanding the creation of the JSC or any other committee or subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JSC nor any other committee or subcommittee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing.  The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC or any committee or subcommittee shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC or the committee or subcommittee, as applicable. For clarification, in no event shall the JSC have any decision-making authority with respect to matters relating to Products outside the Territory.  For further clarification, any decision of an Executive made in resolution of a dispute of the JSC pursuant to Section 3.1(d) shall be treated as decisions of the JSC for purposes of this Agreement.  It is understood between the Parties that under no circumstances are the activities to be performed by the JSC (or any subcommittee) intended or allowed to violate any Applicable Law (including but not limited to any competition and/or antitrust law).

3.5                                Change of Control.  If a Change of Control Event occurs, the Parties will implement procedures with the purpose of protecting Confidential Information of each of the Parties and ensuring that Confidential Information shared through the JSC will be specific to Products in the Field (and not any other products) and will be used by the Receiving Party and its representatives on the JSC only as expressly permitted by this Agreement and, without limiting the foregoing, not for the purpose of research, development, manufacture or commercialization of any other products.  It is anticipated that such procedures will include establishment of firewalls within their respective organizations so that access to and use of Confidential Information of the Disclosing Party shared with the Receiving Party through the JSC is strictly limited to the Receiving Party’s representatives on the JSC and only such other employees, representatives, consultants and contractors of the Receiving Party and its Affiliates with a need to know such information for purposes of this Agreement, and access to such Confidential Information (including its storage in any computer or electronic information retrieval system) is not available to any other employees, representatives, consultants and contractors of the Receiving Party and its Affiliates. Each Party shall ensure that its representatives on the JSC and any other employees, representatives, consultants and contractors of such Party and its Affiliates to whom access to such Confidential Information of the other Party is shared through the JSC will be made aware of its confidential nature and the firewall procedures in place to protect such Confidential Information and shall be contractually bound to comply with them and such Receiving Party shall take such steps as may be reasonably desirable to enforce such obligations.  The Parties will work together to agree to and document such procedures within thirty (30) days of such Change of Control Event, and after such Change of Control Event, the Parties will refrain from exchanging Confidential Information until such procedures are in place.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1                               Development of Compounds and Products.

(a)                                 Development Plan.  The Development of Compounds and Products in the Field in the Territory shall be governed by a comprehensive development plan (as amended in accordance with this Agreement, the “Development Plan”), the preliminary version of which has been prepared by Partner and agreed to by Partner and Optimer and is attached to the Letter Agreement.  The Development Plan may be changed and updated by Partner through consultation with the JSC and shall set forth all Development activities to be performed by Partner in support of Compounds and Products in the Field in the Territory; provided, that all material changes and updates to the Development Plan shall be subject to prior written approval of Optimer not to be unreasonably withheld or delayed and further provided that Optimer cannot refuse approval for any change (and Partner may proceed with any such change that Partner submits to Optimer for approval but Optimer does not approve) that (i) is required and/or advised by any scientific advice or guideline, law or regulation of the MHLW, (ii) results from Optimer’s failure to meet timeframes hereunder or provide to Partner any Data within the Licensed Know-How in accordance with the terms of this Agreement, or from Optimer Europe’s inability or failure to supply Supplied Products in accordance with the terms of the Supply Agreement, (iii) […***…], or (iv) is required […***…].

(b)                                 Conduct of Development Activities.

(i)                                    Compliance with Development Plan and Applicable Laws; Expenses.  Partner shall Develop Products in the Field in the Territory in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted. Partner shall bear all costs and expenses incurred in connection with all Development activities with respect to Compound and Product in the Territory.

(ii)                                Information Regarding Development Activities.  Partner shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Partner in the performance of Development activities pursuant to this Agreement.  Partner shall keep the JSC appropriately informed of the status of clinical, pre-clinical and post-approval studies and other activities with respect to Compounds and Products in the Field in the Territory conducted by it pursuant to this Agreement.  Upon request by the JSC, without limiting the foregoing, Partner shall promptly provide the JSC with summaries in reasonable detail of all data and results generated or obtained in the course of Partner’s and its Sublicensees’ performance of studies and other activities with respect to Compounds and Products in the Field in the Territory. Upon request by the JSC, without limiting the foregoing, Optimer shall provide the JSC with summaries in reasonable detail of all data and results that are generated or obtained in the course of Optimer’s and its licensees’ (other than APEL’s and its sublicensees’) performance of studies and other Development activities with respect to Compounds and Products in the Field outside the Territory including full details and specifications of all Product formulations […***…], provided that in no event shall Optimer be required to disclose to Partner or the JSC any data or results of any licensee unless Optimer is permitted to do so under the applicable agreement with such licensee.

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4.2                               Regulatory Activities.

(a)                                 Conduct of Regulatory Activities.  Partner shall be solely responsible for formulating regulatory strategy and for preparing, filing, obtaining and maintaining Regulatory Approvals, including all regulatory authorizations, for Products in the Field in the Territory.  Partner shall be the holder of all Regulatory Approvals for Products in the Field in the Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Products in the Field in the Territory.  Partner agrees to consult with Optimer regarding, and keep Optimer regularly and fully informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field in the Territory.  In addition, Partner shall promptly provide Optimer with copies of all material documents, information and correspondence received from a Regulatory Authority with an English summary thereof and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds, Products and/or activities under this Agreement with an English summary thereof.  Partner shall bear all costs and expenses incurred in connection with regulatory activities with respect to Products in the Field in the Territory pursuant to this Agreement.

(b)                                 Trade Name.  Partner shall be responsible for all communications with the Regulatory Authorities in the Territory regarding the proposed trade names for Products and for otherwise choosing the trade name(s) for use in connection with the Products in the Territory, and applying to register the trade name(s) with the Regulatory Authorities within the Territory.

(c)                                  Conduct of Regulatory Activities outside the Territory and the APEL Territory.  Optimer agrees to keep Partner regularly and fully informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field outside the Territory (including any variation of, and update to, any Regulatory Approvals outside the Territory) and the APEL Territory.  In addition, Optimer shall promptly provide Partner with copies of all material documents, information and correspondence received from a Regulatory Authority and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds or Products outside the Territory and the APEL Territory.

(d)                                 Adverse Event Reporting.  Partner shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compounds and Products to the appropriate Regulatory Authorities in the Territory; all in accordance with the Applicable Laws and Regulatory Authorities in the Territory. Optimer (or its licensee outside the Territory) shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compounds and Products to the appropriate Regulatory Authorities outside the Territory. The details of such reporting shall be set forth in a pharmacovigilance agreement (as may be amended, the “Pharmacovigilance Agreement”), which will be agreed to by the Parties prior to the First Commercial Sale of a Product in the Territory.  Prior to executing the Pharmacovigilance Agreement, the Parties agree to work together in good faith to coordinate regarding pharmacovigilance activities with respect to Products in the Field, including by exchanging standard operating procedures and other Information relevant to such pharmacovigilance activities.

(e)                                  Global Safety Database; Pharmacovigilance.  Optimer shall maintain the global safety database with respect to Compounds and Products under Development, which shall serve as the reference database for all responses to safety queries and aggregate safety reports and be the main source for Individual Case Safety Report (“ICSR”) processing and signal management. Each Party shall cooperate, and shall cause its Affiliates, licensees and Sublicensees to cooperate, in implementing and adhering to a pharmacovigilance mutual alert process with respect to Products to comply with Applicable Laws and that shall be set forth in a Pharmacovigilance Agreement, which will be agreed to by the Parties prior to the First Commercial Sale of a Product in the Territory. Partner shall pay a proportion to be agreed between the Parties of all costs incurred in implementing and maintaining such global safety database and pharmacovigilance mutual alert process along with the all of the costs incurred in relation to any customized reporting requirements for the Territory.

(f)                                   […***…]. Optimer or its licensee (other than APEL), as applicable, shall maintain, either at its own facilities or at a Third Party site, complete and accurate records of […***…] with respect to Compounds and/or Products in the Field outside the Territory, and which was […***…].  Such records, including any electronic files, shall […***…].  Partner shall have the right, at Partner’s expense, to review the copy of such records at reasonable times […***…] to the extent required by MHLW, provided that in no event shall Optimer be required to disclose or otherwise make available to Partner any […***…] unless Optimer is permitted to do so under the applicable agreement with such licensee.

(g)                                 Regulatory Audit.  Each Party shall notify the other within twenty four (24) hours of a Regulatory Authority audit of their or their Affiliate’s facilities with respect to Compounds and/or Products or within twenty four (24) hours of receipt of notice of a Regulatory Authority audit of their or their Affiliate’s Third Party contract research or manufacturing organizations’ facilities with respect to Compounds and/or Products, and shall also notify the other Party within twenty hour (24) hours of its receipt of any advance notice regarding such audits or other inspections with respect to Compounds and/or Products.  Each Party shall have the right to have its employee(s) or its Affiliates, their employees, its licensees or an independent consultant participate in such audits or other inspections of the other Party’s or their Affiliate’s

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or their Third Party contract research or manufacturing organization’s facilities; provided, that, in the case of an audit or inspection of a Third Party contract research or manufacturing organization’s facilities, such Party has the right under the applicable agreement with such Third Party organization to invite the other Party or its employees or Affiliates or licensees, as applicable, to participate; and provided further, that, if such agreement limits the number of individuals or entities that may be present during such audit or inspection, such Party shall use its reasonable discretion in determining which individuals or entities shall participate in such audit or inspection (which may or may not include Affiliates, employees, licensees or independent consultants of the other Party); provided further, that Optimer shall use its commercially reasonable efforts to ensure that a representative of APEL or Partner shall participate in such audit or inspection, and if Partner or APEL has the right to so participate, Partner and APEL shall decide which of Partner or APEL shall participate in such audit or inspection.  For clarity, in no event shall both Partner and APEL have the right to participate in any audit or inspection under this Section 4.2 unless otherwise agreed in writing by Optimer and, if applicable, the Third Party contract research or manufacturing organization.  The audited or inspected Party shall provide the other Party with the copies of any resulting document or action pertaining to Compounds and/or Products which results from these audits within seven (7) days of receipt.

4.3                               Diligence.  Partner shall use Commercially Reasonable Efforts to conduct and complete the studies and activities assigned to it in the Development Plan in accordance with the timelines specified therein and to prepare, file for, obtain and maintain Regulatory Approvals for Products in the Field in the Territory.

4.4                               Use of Subcontractors.  Partner may perform some of its Development activities under this Agreement through one or more subcontractors, provided that (a) none of Optimer’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to Article 8.  In the event Partner performs any of its Development activities hereunder through a subcontractor, then Partner will at all times be fully responsible for the performance and payment of such subcontractor.

4.5                               Transfer of Know-How; Transfer of Regulatory Documents.

(a)                                 Licensed Know-How.  Promptly following the Effective Date, Optimer will make available to Partner, at no additional cost or expense to Partner, the Licensed Know-How that exists as of the Effective Date ([…***…], excluding any raw data included in the Licensed Know-How, which Optimer shall not be obligated to make available to Partner) together with reasonable assistance to enable Partner to understand and use such Licensed Know-How.  During the Term, Optimer shall provide to Partner, at no additional cost or expense to Partner, any Licensed Know-How that has not previously been provided hereunder promptly upon creation ([…***…], excluding any raw data included in the Licensed Know-How, which Optimer shall not be obligated to make available to Partner).

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Partner may cross reference drug master files or other regulatory filings outside the Territory that contain Licensed Know-How solely for commercialization of Products in the Field inside the Territory and Optimer gives Partner the right to so cross-reference, and Partner may use and disclose such Licensed Know-How to Affiliates and Third Parties in connection with Development activities, marketing activities, medical education activities, professional services activities and public relations activities; or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.) in each case solely to the extent necessary for Development, filing for, obtaining and maintaining Regulatory Approval and commercialization of Products in the Field in Territory; or as may otherwise be agreed in writing by Optimer and Partner.  Any disclosure of such Licensed Know-How shall be subject to Article 8.  During the Term, Partner may not use any such Licensed Know-How (or permit any Affiliate or Third Party to use Licensed Know-How) outside the Territory, or outside the Field or for any products other than the Products, except for the assessment and validation of the Licensed Know-How by Affiliates or Third Party consultants outside the Territory but solely for purposes of Developing, filing for, obtaining and maintaining Regulatory Approval or commercializing Products in the Field within the Territory.

(b)                                 Partner Know-How.  Partner shall provide to Optimer, at no cost or expense to Optimer, Partner Know-How subject to the license granted in Section 2.3 that has not previously been provided hereunder promptly upon such Licensed Know-How being obtained or generated by Partner. Optimer and its licensees may cross reference drug master files or other regulatory filings in the Territory that contain Partner Know-How solely for commercialization of products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation outside the Territory and Partner gives Optimer and its licensees the right to so cross-reference. Optimer and its licensees may use and disclose such Partner Know-How to Affiliates and Third Parties in connection with Development activities, marketing activities, medical education activities, professional services activities and public relations activities; or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.) in each case solely to the extent necessary for Development, filing for, obtaining and maintaining Regulatory Approval and commercialization of such products outside Territory; or as may otherwise be agreed in writing by Optimer and Partner.  Any such disclosure of Partner Know-How shall be subject to Article 8.

(c)                                  Optimer Agreements.  Optimer shall require that any Optimer Current Affiliate or Third Party contract research organization that is involved in generation of Data for Optimer or any Optimer Current Affiliate allow Optimer to provide Partner access to all such Data generated by such Optimer Current Affiliate or Third Party contract research organization, to the extent that such Data is required for preparation of MAAs and/or filing of MAAs with the applicable Regulatory Authorities and/or maintenance of any granted marketing authorizations for Product(s) in each case in the Territory in accordance with this Agreement.  […***…],

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Optimer shall use commercially reasonable efforts […***…] to […***…].  If Optimer is unable, after using commercially reasonable efforts, to […***…], Optimer shall […***…] in accordance with this Agreement.

(d)                                 Ownership of Regulatory Filings.  All MAAs, MAA Approvals, Regulatory Approvals and any other regulatory filings relating to Development of the Products in the Field in the Territory shall be owned by Partner or its nominated Affiliate.

4.6                               Materials Transfer.  In order to facilitate the Development activities contemplated by this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such Development activities. […***…].  Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except for subcontractors pursuant to Section 4.4, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws.  The Materials must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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ARTICLE 5

COMMERCIALIZATION; SUPPLY

5.1                               Commercialization of Products.

(a)                                 Partner Responsibilities.  Partner shall have the exclusive right to commercialize Products in the Field in the Territory, at its sole cost and expense, subject to the terms and conditions of this Agreement.  Without limiting the foregoing, Partner will have the exclusive right and responsibility in the Field in the Territory for the following:

(i)                                    designing the commercialization and marketing strategy and tactics for Products;

(ii)                                choosing and registering the trade names for the Products;

(iii)                            undertaking all promotional activities for Products;

(iv)                             establishing pricing and reimbursement for Products;

(v)                                 receiving, accepting and filling orders for Products from customers;

(vi)                             warehousing and distributing Products to customers;

(vii)                         controlling invoicing, order processing and collection of accounts receivable for sales of Products; and

(viii)                     recording sales of Products in the Territory in its books of account for sales.

Partner shall provide updates regularly to the JSC relating to commercialization activities for the Products in the Field in the Territory.

(b)                                 Commercialization Plan.  Partner shall be responsible for the creation and implementation of an annual plan and budget for the commercialization of Products in the Field in the Territory, which will include any Post Marketing Studies (as defined below) of Products in the Field in the Territory (the “Commercialization Plan”), which Commercialization Plan shall include, without limitation, identification of, and proposed plans to address, potential challenges with respect to commercialization of Products in the Field in the Territory.  Partner shall prepare and submit to Optimer the initial Commercialization Plan no later than […***…] after the first submission of a MAA for Product in the Territory for review and discussion through the JSC. Subsequent updated Commercialization Plans shall be submitted by Partner to Optimer on an annual basis on or before the end of February each Calendar Year for review and discussion through the JSC.  Through the JSC, Partner shall regularly consult with and provide

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updates to Optimer regarding the commercialization strategy and the commercialization of Products in the Field in the Territory.  Partner shall consider in good faith Optimer’s input regarding such commercialization strategy and the Commercialization Plan; provided, however, that Partner shall have final decision-making authority with respect to commercialization of Products in the Field in the Territory, including the right to set the terms of sales and book all sales of Products in the Field in the Territory, subject to Section 5.1(c) below. Partner shall provide Optimer with access to KOLs as may reasonably be requested by Optimer, where “KOLs” means all healthcare providers in the Territory that have administered a Product in clinical trials, have published academic articles relating to a Product, or are otherwise regarded by Partner, its Affiliates and Sublicensees, as the case may be, as a key opinion leader for a Product in the Territory. Optimer shall provide Partner with access to KOLs as may reasonably be requested by Partner, where “KOLs” means all healthcare providers outside the Territory and APEL Territory that have administered a Product in clinical trials, have published academic articles relating to a Product, or are otherwise regarded by Optimer, its Affiliates and Sublicensees, as the case may be, as a key opinion leader for a Product outside the Territory and APEL Territory.

(c)                                  Post-Marketing Studies.  The Parties anticipate that it will be desirable to conduct post-marketing studies of the Products in the Field (including phase IV studies) in order to maximize the potential market for Products in or outside the Territory (“Post-Marketing Studies”).  The Parties shall discuss all proposed Post-Marketing Studies at the JSC. In relation to the Territory, in the event Partner wishes to conduct a Post-Marketing Study of the Product in the Field, Partner shall first prepare a protocol for any such Post-Marketing Study and present it to the JSC for comment. Partner shall be responsible for planning and overseeing the performance of any such Post-Marketing Studies in the Territory (at its sole expense), subject to the oversight of the JSC, and shall update the JSC on the progress of such studies.  In relation to the countries outside Territory other than in the APEL Territory, Optimer shall first prepare a protocol for any such Post-Marketing Study and present it to the JSC for comment. Optimer or its licensee, as applicable, shall be responsible for planning and overseeing the performance of any such Post-Marketing Studies outside the Territory other than in the APEL Territory (at its sole expense), and shall update the JSC on the progress of such studies. Notwithstanding the foregoing, if, following the presentation by a Party to the JSC of the protocol for such a Post-Marketing Study, the other Party promptly provides written notice to the Party proposing to perform the Post-Marketing Study that it reasonably believes, as supported by documentation, that such proposed Post-Marketing Study is reasonably likely to have a material adverse effect on such other Party’s or its licensees’ Regulatory Approval for or commercialization of any product containing the Compound,  then such Post-Marketing Study may not be performed, unless the Parties agree in writing that such Post-Marketing Study may proceed following good faith discussions by the Parties. For clarity, Post-Marketing Studies shall include (i) in the case of Partner, any clinical experimental investigations (“Shiyo-Seiseki-Chosa”) and special investigations (“Tokutei-Shiyo-Seiseki-Chosa”) of MHLW’s ordinance (No.145, 1960), respectively, under the Pharmaceutical Affairs Law of Japan and any other mandatory post-marketing studies required by MHLW as the phase IV commitment for the Regulatory Approval of the Product in the Field in the Territory, and (ii) in the case of Optimer, any Post-Marketing Studies required by the applicable Regulatory Authority as a phase IV commitment for Regulatory Approval of a Product outside the Territory; provided, however, that with respect to such investigations or studies described in (i) and (ii), the other Party shall not have the right to prohibit such Party from performing such investigations or studies pursuant to the immediately preceding sentence.

(d)                                 Diligence.  During the Term, Partner shall use Commercially Reasonable Efforts to market, promote and commercialize at least one Product in the Field in the Territory in accordance with the Commercialization Plan and the terms of this Agreement.  Without limiting the foregoing, Partner shall:

(i)                                    Initiate […***…] in the Territory no later than […***…]; and

(ii)                                Achieve […***…] in the Territory within […***…] of Regulatory Approval in the Territory.

(e)                                  Partner’s Diligence Failure.

(i)                                    In the event that Optimer determines that Partner has failed to achieve the diligence obligations set forth in Section 5.1(d), Optimer shall provide written notice thereof to Partner, and the Parties shall promptly discuss in good-faith for a period not to exceed thirty (30) days following the date of such notice (or such longer period as may be agreed by the Parties).  Such notice shall specify in reasonable detail the facts and circumstances constituting Optimer’s reasons for reaching such a determination. Following such thirty (30)-day period (or such longer period as may be agreed by the Parties), unless otherwise agreed by the Parties, if Partner (a) has not cured such failure, or (b) in the event that such failure is not capable of being cured in thirty (30) days, is not using best efforts to cure such failure, Optimer shall have the right, exercisable in its sole discretion and effective upon written notice thereof by Optimer to Partner, to (A) convert the license and sublicense granted to Partner in Section 2.1 to a non-exclusive license and sublicense in the Field in the Territory (and upon delivery of such notice such license and sublicense shall automatically be deemed non-exclusive without any further action or amendment by the Parties), and, without limiting the foregoing, Optimer shall have the right to Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products in the Field in the Territory (either itself or through a licensee or otherwise), or (B) terminate this Agreement pursuant to Section 12.2(b).  For the avoidance of doubt Partner shall always retain the right to resort to the dispute resolution procedure in Article 13 to challenge Optimer’s determination that Partner has failed to achieve the diligence obligations set forth in Section 5.1(d).

(ii)                                Any failure of Partner to achieve the diligence obligations set forth in Section 5.1(d) shall neither be considered Partner’s diligence failure as described in Section 5.1(e) nor a breach of this Agreement to the extent such failure was caused by (a) Optimer’s

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failure to meet timeframes hereunder or provide to Partner any Data within the Licensed Know-How in accordance with the terms of this Agreement, or Optimer Europe’s inability or failure to supply Supplied Products in accordance with the terms of the Supply Agreement or (b) any changes to the Development Plan approved by Optimer in accordance with Section 4.1(a) and changes to the Development Plan referenced in to Section 4.1(a)(i), (ii) or (iv) that Partner submitted to Optimer for approval but that Optimer did not approve, or (c) a Third Party owner of any Dominating Patent Rights refusing to grant a license to Partner on commercially reasonable terms.

(iii)                            This Section 5.1(e) shall not limit any other remedies or damages that Optimer may have under this Agreement or Applicable Law.

5.2                               Supply.  The Parties acknowledge and agree that, subject to the right granted to Partner in Section 2.1 to tablet or otherwise formulate API into Products and blister, bottle (if applicable) and package API into Products, and Partner’s rights under Section 2.6, Optimer (and/or its Affiliate) shall retain all rights to make and have made Compounds and Products in the Territory.  Optimer Europe shall supply Compounds and/or Products to Partner and its Sublicensees for all Development and commercialization of Products in the Field in the Territory in accordance with the supply agreement of even date herewith between Optimer Europe and Partner (as may be amended, the “Supply Agreement”).  The Parties acknowledge and agree that Partner shall pay to Optimer Europe the Transfer Price (as defined in the Supply Agreement) for Supplied Products supplied under the Supply Agreement.

ARTICLE 6

PAYMENTS

6.1                               Upfront Fee.  Partner shall make a one-time, non-refundable, non-creditable payment to Optimer of US$20,000,000 (Twenty Million US Dollars) within thirty (30) days after presentation of an invoice by Optimer for this amount after the Effective Date.

6.2                               Milestone Payments.

(a)                                 […***…] Milestones.  Within thirty (30) days following the first occurrence of each of the milestone events set forth below, Partner shall notify Optimer of the relevant milestone event and Partner shall pay to Optimer the corresponding payment set forth below in cash (whether such milestone is achieved by Partner or any of its Sublicensees) within thirty (30) days after presentation of an invoice by Optimer for the relevant amount:

Milestone Event	Milestone Payment
[…***…]	US$[…***…] ([…***…]US Dollars)

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[…***…]	US$[…***…] ([…***…]US Dollars)
[…***…]	US$[…***…] ([…***…]US Dollars)

(b)                                 […***…] Milestones.  Within thirty (30) days following the […***…], Partner shall pay to Optimer the corresponding payment set forth below in cash:

Milestone Event	Milestone Payment
[…***…]	US$[…***…] ([…***…]US Dollars)
[…***…]	US$[…***…] ([…***…]US Dollars)

For clarity, if […***…] satisfies more than one milestone event set forth above, then payment shall be made for each such milestone event that is satisfied.  For example, if, […***…], then Partner shall pay to Optimer […***…].

(c)                                  One-Time, Non-Refundable, Non-Creditable Payments.  The payments set forth above in this Section 6.2 shall be payable only once for each milestone event, upon the first occurrence of such milestone event, regardless of the number of times each event occurs, and shall not be refundable or creditable against any other payments by Partner to Optimer.

6.3                               Royalty Payments.

(a)                                 Royalty Rate.

(i)                                    Subject to the terms and conditions of this Agreement, Partner shall pay to Optimer royalties as set forth below on […***…] in the Territory:

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[…***…]	Royalty Rate
[…***…]	[…***…]	%

(ii)                                Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the Supply Agreement in relation to any Products not purchased from Optimer Europe under the Supply Agreement, instead of royalties set forth in Section 6.3(a)(i), Partner shall pay to Optimer royalties as set forth below on […***…]:

[…***…]	Royalty Rate
[…***…]	[…***…]	%
[…***…]	[…***…]	%

By illustration but not in limitation, with respect to any Products not purchased from Optimer Europe under the Supply Agreement, […***…], the royalties shall be calculated as follows:  […***…]. Depending upon the actual facts and circumstances, this total may be subject to further adjustment under Section 6.3(d) or 9.5(b). The principles of the above calculation are also to be applied when the royalty rates are reduced pursuant to Section 6.3(f), save that the […***…] royalty rates are to be replaced with […***…] royalty rates, respectively.

(b)                                 Existing Third Party Payment Obligations.  Optimer shall be responsible for any payments to any other Third Parties for Patents or Information licensed or acquired by Optimer prior to the Effective Date, which are included in the Licensed Technology including, without limitation, any payments to PAR under the PAR Agreement. In the event the rights to the Licensed OPT-80 Data (as defined in the PAR Agreement) cease to be licensed to Optimer by PAR under the PAR Agreement for any reason and Partner obtains a license with

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respect to such OPT-80 Data directly from PAR pursuant to that certain agreement by and among PAR, Partner and Optimer dated as of the Effective Date and attached hereto as EXHIBIT B (the “PAR Tripartite Agreement”), then Partner may deduct from the applicable payments owed to Optimer hereunder or to Optimer Europe under Section 4.1(a)(i)(1) of the Supply Agreement, but not both, the amount actually paid by Partner to PAR under the PAR Tripartite Agreement for such license with respect to such OPT-80 Data up to the amount that Optimer would have been obligated to pay to PAR under the PAR Agreement with respect to such payment.

(c)                                  Third Party Intellectual Property Rights.  Subject to Section 6.3(d), Partner shall be responsible for payment of any and all fees, milestones, royalties or other payments owed to any Third Party for any Patents, Information or other intellectual property rights licensed or acquired after the Effective Date, which are necessary or useful to use, sell, offer for sale or import any Product in the Field in the Territory.

(d)                                 Royalty Stacking.  On a Product-by-Product basis, in the event Partner or its Affiliate is required to pay to a Third Party royalties or amounts payable in lieu of royalties (including without limitation any lump sum payments) in order to obtain a license under Dominating Patent Rights with respect to a Product in the Territory then Partner may […***…] of the amounts actually paid to such Third Party in consideration for such license under Dominating Patent Rights from any royalty payments owing to Optimer under this Agreement or from the applicable payment owing to Optimer Europe under Section 4.1(a)(i)(1) of the Supply Agreement, but not both; provided that in no event shall such deduction reduce the royalties due to Optimer in any Calendar Quarter with respect to such Product to […***…] of the amount that would otherwise be due to Optimer under Section 6.3(a) (the “Floor”). If the […***…] then Partner […***…].  As used herein, “Dominating Patent Rights” shall mean issued Patents of Third Parties, including without limitation issued Patents of Third Parties which form the basis of infringement actions under Section 9.5, without a license to which Patents the use, marketing, sale, offer for sale, packaging, promotion, import, export or other commercialization of the applicable Product in the Field in the Territory would infringe such Patents.  For clarity, the deduction described in this Section 6.3(d) and in Section 4.1(b)(ii) of the Supply Agreement may only be applied once.

(e)                                  Royalty Term.  Subject to Sections 6.3(f) and 6.3(g), royalty payments pursuant to Section 6.3(a) shall be payable upon a Product-by-Product basis from the First Commercial Sale of a Product until the last day of the Calendar Quarter during which a Generic Product is sold in the Territory and sales of the Generic Product are greater than […***…] of total quarterly sales by volume of all sales of such Product (including such

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Generic Product) in the Territory in such Calendar Quarter (“Generic Entry”) (the “Royalty Term”).

(f)                                   Royalty Reduction.  In respect of any Product, if on the date that is the later to occur of: (i) the expiration of the last-to-expire Valid Claim within the Licensed Patents or Joint Patents that claims such Product or Compound contained therein or a method of manufacture or use of such Product or Compound, and (ii) […***…] years after the First Commercial Sale, Generic Entry has not occurred, then the royalty rates payable under Section 6.3(a) shall be […***…], following which no further royalties will be payable in the Territory in respect of such Product.

(g)                                 Revival of Royalty Term.  If, following Generic Entry and the consequent termination of Partner’s obligation to make royalty payments in the Territory, all sales of Generic Products in the Territory cease as a result of patent infringement proceedings in respect of the Licensed Patents or Joint Patents brought by either Party in accordance with Section 9.5, then royalty payments in accordance with Section 6.3(a) or Section 6.3(f) (as appropriate) shall become payable until any subsequent Generic Entry. Such revival of royalty payments shall only be effective once.

ARTICLE 7

PAYMENTS, BOOKS AND RECORDS

7.1                                Reports and Royalty Payment.

(a)                                 Sales Report and Payment.  During the Term, within thirty (30) days after the end of each Calendar Quarter, Partner shall deliver to Optimer a report setting forth the gross sales of Products and Net Sales in the relevant Calendar Quarter (each on a Product-by-Product basis and in the aggregate, respectively), any exchange rate conversion in accordance with Section 7.3, and a calculation of the payments due under Section 6.3 and under the Supply Agreement in respect of such Products, including the applicable royalty rate applied in calculating such payments for each Product for such Calendar Quarter (a “Sales Report”).  Following receipt of any Sales Report Optimer shall raise an invoice for the amount stated by Partner to be payable to Optimer under this Agreement in such Sales Report. Payment shall be due from Partner within thirty (30) days of its receipt of such an invoice.

(b)                                 Adjustment.  As Partner can only calculate Net Sales accurately at the end of every Fiscal Half Year, then the Sales Report for the first Calendar Quarter of a Fiscal Half Year shall be provisional. Therefore in the Sales Report for the second Calendar Quarter of a Fiscal Half Year, Partner shall include updated Net Sales for the whole of such Fiscal Half Year. In the event that the Sales Report following the end of a Fiscal Half Year shows that the actual Net Sales for the first Calendar Quarter in such Fiscal Half Year are greater in aggregate than the provisional Net Sales reported in the Sales Report for such first Calendar Quarter, then

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Partner shall pay the difference in the royalty payment due based upon such actual Net Sales to Optimer together with the royalties payable in respect of the second Calendar Quarter for that Fiscal Half Year. In the event that the Sales Report following the end of a Fiscal Half Year shows that the actual Net Sales for the first Calendar Quarter in such Fiscal Half Year are less in aggregate than the provisional Net Sales reported in the Sales Report for such first Calendar Quarter, then such difference in the royalty payment due based upon such actual Net Sales shall be credited to Partner and such credit shall be applied to reduce, as appropriate, the royalties payable in respect of the second Calendar Quarter for that Fiscal Half Year and any balance carried over to reduce royalties payable in any subsequent Calendar Quarters. If, in the event of termination or expiration of this Agreement, Partner is in credit for any amount under this adjustment mechanism then Optimer shall pay such amount to Partner within ninety (90) days of such termination or expiration.

7.2                                Payment Method.  All amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a U.S. account designated in writing by Optimer or by other mutually acceptable means.  Payments hereunder will be considered to be made as of the day on which they are received by Optimer’s designated bank.

7.3                                Exchange Rate Conversion.  When conversion of payments from any currency other than United States Dollars is required, such conversion shall be at an exchange rate equal to the trailing three (3)-month average of the daily end of day rate in New York per the Bloomberg News Service.

7.4                                Taxes.  Optimer will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Partner from any payment made to Optimer under this Agreement, Partner will (a) deduct such taxes from the payment made to Optimer, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Optimer and certify its receipt by the taxing authority within thirty (30) days following such payment. For purposes of this Section, each Party agrees to provide the other with reasonable assistance to enable the due deduction by the paying Party and appropriate recovery by the other Party, which assistance includes, but is not limited to, provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

7.5                                Records.  Partner shall keep, and require its Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Optimer pursuant to this Agreement and to Optimer Europe pursuant to the Supply Agreement.  Such books and records shall be kept for such period of time required by law, but no less than at least three (3) years following the end of the Fiscal Half Year to which they pertain.  Such records shall be subject to inspection in accordance with Section 7.6.

7.6                                Audits.  Upon not less than sixty (60) days’ prior written notice, Partner shall permit an independent, certified public accountant selected by Optimer and/or PAR (to the extent of its audit right with respect to payments of “Net Revenues” (as defined in the PAR Agreement)  due to it as provided under Section 2.4 of the PAR Agreement) and reasonably acceptable to Partner, which acceptance will not be unreasonably withheld or delayed, to audit or inspect those books or records of Partner and its Sublicensees that relate to Net Sales, the Transfer Price and Sales Reports for the sole purpose of verifying the:  (a) payments due hereunder in respect of Net Sales and payments due under the Supply Agreement; (b) withholding taxes, if any, required by Applicable Law to be withheld by Partner; and (c) exchange rates used in determining the amount of United States Dollars.  Such accountant will disclose to Optimer and/or PAR only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement (in the case of PAR, limited to such payments paid or otherwise payable to PAR based on payments made to Optimer under this Agreement).  Such accountant will send a copy of the report to Partner at the same time it is sent to Optimer and/or PAR. As a condition to such inspection, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to Partner, to maintain in confidence all information obtained during the course of any such examination except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the accountant under these confidential terms. Additionally no accountant may be employed on a contingency basis. Such inspections may be made no more than once each Calendar Year and during normal business hours, with reasonable efforts to minimize disruption of Partner’s normal business activities.  Such records for any particular Calendar Quarter shall be subject to no more than one (1) inspection.  Inspections conducted under this Section 7.6 shall be at the expense of Optimer or PAR, as applicable, unless a variation or error producing an underpayment in amounts payable exceeding ten percent (10%) of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Partner.

7.7                                Audit Disagreement. If there is a dispute between the Parties related to GAAP compliance following any audit performed pursuant to Section 7.6, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures.

(a)                                 The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section.

(b)                                 Within thirty (30) days of the giving such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

(c)                                  The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) days of the selection of such independent expert.

(d)                                 The independent expert shall render a decision on the matter as soon as practicable.

(e)                                  The decision of the independent expert shall be final and binding and shall not be subject to Article 13 hereof, unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

(f)                                   All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the Party against whom such expert rules.

7.8                               Late Payments.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 8

CONFIDENTIALITY

8.1                               Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement (or any other written agreement between the Parties or their Affiliates concerning the subject matter of this Agreement) any Information and materials furnished to it or its Affiliates by the other Party (the “Disclosing Party”) or its Affiliates pursuant to this Agreement, the Confidentiality Agreement or any other written agreement between the Parties or their Affiliates concerning the subject matter of this Agreement, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including, but not limited to, all information concerning any Compound and/or Product and any other technical or business information of whatever nature (collectively, “Confidential Information”).  For purposes of clarification, all Licensed Technology shall be Confidential Information of Optimer and all Partner Technology shall be Confidential Information of Partner.  Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or any other written agreement between the Parties or their Affiliates concerning the subject matter of this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2                               Exceptions.  Notwithstanding Section 8.1 above, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

8.3                               Permitted Disclosures.  Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 filing or prosecuting Patents as permitted by this Agreement;

(b)                                 prosecuting or defending litigation as permitted by this Agreement;

(c)                                  complying with applicable court orders or governmental regulations;

(d)                                 in the case of Optimer disclosure under terms of confidentiality no less stringent than under this Agreement to licensees of products containing or comprising a Compound outside the Territory and in the case of both Parties, under terms of confidentiality no less stringent than under this Agreement to PAR to the extent necessary to fulfill obligations under the PAR Agreement;

(e)                                  disclosure to Affiliates, Sublicensees and potential Sublicensees (in the case of Partner), sublicensees and potential sublicensees of the licenses granted to Optimer hereunder (in the case of Optimer), contractors, employees and consultants, in each case who need to know such information for the Development, manufacture and commercialization of Products in accordance with this Agreement and the Supply Agreement (or, in the case of sublicensees and potential sublicensees of Optimer, who need to know such information for the development, manufacture and commercialization of products containing or comprising a

Compound in accordance with the licenses granted to Optimer under this Agreement), on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(f)            disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.4          Confidentiality of this Agreement and its Terms.  Except as otherwise provided in this Article 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 as permitted under Section 8.3.

8.5          Public Announcements.

(a)           As soon as practicable following the date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement.  Except as required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8.5 and which do not reveal non-public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)           The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange.

(c)           Except as expressly permitted in this Agreement or as required by Applicable Law, neither Party may use the other Party’s trademarks, service marks or trade names, or otherwise refer to or identify that other Party in marketing or promotional materials, press releases, statements to news media or other public announcements, without the other Party’s prior written consent, which that other Party may grant or withhold in its sole discretion.

8.6          Publication.

(a)           Publication of the Partner Know-How. At least thirty (30) days prior to Optimer (which shall include its Affiliates and its licensees) publishing or distributing any marketing or promotional material that includes Partner Know-How or references or claims in respect of Partner Know-How and such Partner Know-How or references or claims in respect thereto have not been previously published by either Party or its Affiliates or licensees and are not otherwise already generally known or available, Optimer shall provide to Partner’s Alliance Manager a draft copy thereof for its review (unless Optimer is required by law to publish or distribute such Information sooner, in which case Optimer shall provide such draft copy to Partner’s Alliance Manager as much in advance of such publication or distribution as possible).  Optimer shall consider in good faith any comments provided by Partner during such thirty (30)-day (or shorter) period and in the event that Partner reasonably believes that the references or claims in respect of Partner Know-How in such material do not comply with Applicable Laws, the matter shall be raised at the JSC and subject to the JSC escalation procedure prior to publication or distribution (as applicable).  In addition, Optimer shall, at Partner’s reasonable request, remove therefrom any Confidential Information of Partner, except Optimer shall have the right to publicly disclose any Information, including Confidential Information, pertaining to safety or efficacy of the Compound or product containing or comprising Compound, that it believes in good faith it is obligated by Applicable Law or appropriate to conform to applicable regulatory requirements to disclose.  Notwithstanding the foregoing, Optimer shall not be required to provide a draft of any marketing or promotional material to Partner’s Alliance Manager or otherwise have any obligations under this Section 8.6(a) in respect of such marketing or promotional material which it is already obligated to disclose to Partner’s Alliance Manager under Section 8.6(b).

(b)           Publication of the Product Information.  At least thirty (30) days prior to a Party (which shall include its Affiliates and, in the case of Partner, Sublicensees and in the case of Optimer its licensees other than APEL) publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, presentation, abstract, marketing document or the like that includes Information relating to any Compound or Product that has not been previously published (including but not limited to proposed, current and completed trials), such Party shall provide to the other Party’s Alliance Manager a draft copy thereof for its review (unless such Party is required by law to publish such Information sooner, in which case such Party shall provide such draft copy to the other Party’s Alliance Manager as much in advance of such publication as possible).  The publishing Party shall consider in good faith any comments provided by the other Party during such thirty (30)-day (or shorter) period and in the event that the non-publishing party raises any concerns the matter shall be raised at the JSC and subject to the JSC escalation procedure prior to publication.  In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party, except each Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety or efficacy of the Product that such Party believes in good faith it is obligated by Applicable Law or appropriate to conform to applicable regulatory requirements to disclose; provided that it shall delay publication for a period not to exceed two (2) months in order to allow the other Party to file for patent protection as permitted by this Agreement in relation to its Data and Confidential Information.  The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.7          Prior Non-Disclosure Agreements.  As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement.  Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

8.8          Equitable Relief.  Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8.  If the Receiving Party becomes aware of any breach or threatened breach of this Article 8 by a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8 without furnishing proof of actual damages.

ARTICLE 9

PATENT PROSECUTION AND ENFORCEMENT

9.1          Ownership of Licensed Technology. Optimer has, and shall retain all right, title and interest in and to, the Licensed Patents and Licensed Know-How.

9.2          Ownership of Inventions. Each Party shall solely own, and, except as otherwise provided herein, that Party alone shall have the right to apply for, Patents claiming any Inventions made solely by that Party or its Affiliate or their respective employees or independent contractors in the course of performing work pursuant to this Agreement.  Inventions that are jointly invented (as determined by US patent law) by employees or independent contractors of Optimer and Partner or their respective Affiliates (“Joint Inventions”) shall be owned jointly by Optimer and Partner.  Each Party shall be free (without requiring the consent of, or accounting for any sums to the other Party) to exploit and to grant licenses or other rights under Joint Inventions and Joint Patents except to the extent that such Joint Inventions or Joint Patents are exclusively licensed to the other Party pursuant to this Agreement.  Each Party shall promptly disclose to the other Party all Inventions arising under this Agreement prior to the filing of any patent application claiming such Invention.  The Parties will mutually agree to a form of invention disclosure to be used by the Parties in disclosing any such Invention.

9.3          Patent Prosecution and Maintenance.

(a)           Licensed Patents.  Optimer shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Licensed Patents in the Territory, at Optimer’s sole cost and expense and by counsel of its own choice. Optimer (itself or through its patent counsel) shall keep Partner (or Partner’s patent counsel) reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensed Patents in the Territory.  Optimer will notify Partner of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given Licensed Patent in the Territory.  Optimer will consult with, and consider in good faith the requests and suggestions of, Partner with respect to strategies for filing and prosecuting Licensed Patents in the Territory.  Optimer shall keep Partner regularly updated as to the progress of prosecution of and all other proceedings relating to the filing, maintenance and any challenge to the Licensed Patents in the Territory. Optimer shall provide reasonable prior written notice to Partner before taking any material step in relation to the prosecution or maintenance of or any other proceedings relating to the Licensed Patents in the Territory and shall allow Partner to make comments and recommendations in relation thereto, which Optimer shall reasonably consider in good faith.  If Partner reasonably believes that a representation or omission made or proposed to be made by Optimer or its patent counsel is liable to mislead a patent office then the Parties will discuss the issue. If Optimer is not willing to change its view then to the extent necessary to comply with anti-trust law, Partner shall be entitled to contact such patent office directly in respect of such representation or omission.  In the event that Optimer desires to abandon or cease prosecution or maintenance of any Licensed Patent in the Territory, or not defend proceedings in relation to any Licensed Patent in the Territory, Optimer shall provide reasonable prior written notice to Partner of such intention to abandon, cease prosecution or maintenance or not defend proceedings (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Licensed Patent in the relevant patent office or proceeding).  In such case, at Partner’s sole discretion, upon written notice to Optimer from Partner, Partner may elect to continue prosecution and/or maintenance of any such Licensed Patent in the Territory, at its sole cost and expense and by counsel of its own choice, Optimer shall provide Partner reasonable assistance (at Partner’s expense) in doing so, and such Licensed Patent shall not be included in the definition of Valid Claim for the purposes of royalty payments by Partner hereunder but shall remain a Licensed Patent for the purposes of Section 2.1 of this Agreement.  If Optimer reasonably believes that a representation or omission made or proposed to be made by Partner or its patent counsel is liable to mislead a patent office then the Parties will discuss the issue. If Partner is not willing to change its view then to the extent necessary to comply with anti-trust law, Optimer shall be entitled to contact such patent office directly in respect of such representation or omission.  Optimer reserves all rights to practice under such Licensed Patents in and outside the Territory except as expressly licensed to Partner in this Agreement.

(b)           Joint Patents.  Optimer shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents that claim Joint Inventions (herein referred to as “Joint Patents”).  The determination of the countries in which to file Joint Patents shall be made by Optimer and Optimer shall have the right to direct and control all material actions relating to the prosecution or maintenance of Joint Patents, subject to Partner’s ability to comment on such filings and Optimer’s reasonable consideration of such comments. If Partner reasonably believes that a representation or omission made or proposed to be made by Optimer or its patent counsel is liable to mislead a patent office then the Parties will discuss the issue. If Optimer is not willing to change its view then to the extent necessary to comply with anti-trust law, Partner shall be entitled to contact such patent office directly in respect of such representation or omission All out of pocket costs of filing, prosecuting and maintaining Joint Patents shall be shared 50/50, unless otherwise agreed or unless Partner provides notice to Optimer that it does not wish to share such costs in relation to any particular Joint Patent in which case (i) Partner shall have no liability for such costs in relation to such Joint Patent, (ii) Partner shall not be able to exploit itself or through any third party or license or assign its share in such Joint Patent and (iii) Optimer may elect to continue prosecution and/or maintenance of such Joint Patent at its sole cost and expense.  In the event that Optimer desires not to file a Joint Patent in any particular country or to abandon or cease prosecution or maintenance of any Joint Patent, or not defend proceedings in relation to any Joint Patent, Optimer shall provide reasonable prior written notice to Partner of such intention not to file or to abandon or cease prosecution or maintenance or not defend proceedings (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office or proceeding).  In such case, at Partner’s sole discretion, upon written notice to Optimer from Partner, Partner may elect to file and/or continue prosecution and/or maintenance of any such Joint Patent, at its sole cost and expense and by counsel of its own choice, and (1) such Joint Patent shall not be included in the definition of Valid Claim and (2) Optimer shall not be able to exploit itself or through any Third Party or license or assign its share in such Joint Patent.

(c)           Partner Patents.  Partner shall have the first right but not obligation to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Partner Patents, at Partner’s sole cost and expense and by counsel of its own choice.  Partner shall keep Optimer reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Partner Patents. In the event that Partner desires to abandon or cease prosecution or maintenance of any Partner Patent, or not defend proceedings in relation to any Partner Patent, outside the Territory (and, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory) Partner shall provide reasonable prior written notice to Optimer of such intention to abandon or cease prosecution or maintenance of or not defend proceedings (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Partner Patent in the relevant patent office or proceeding).  In such case, at Optimer’s sole discretion, upon written notice to Partner from Optimer, Optimer may elect to continue prosecution and/or maintenance of any such Partner Patent outside the Territory (and, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory), at its sole cost and expense and by counsel of its own choice in Partner’s name, and Partner shall provide Optimer reasonable assistance (at Optimer’s expense) in doing so.  If Partner reasonably believes that a representation or omission made or proposed to be made by Optimer or its patent counsel is liable to mislead a patent office then the Parties will discuss the issue. If Optimer is not willing to change its view then to the extent necessary to comply with anti-trust law, Partner shall be entitled to contact such patent office directly in respect of such representation or omission. Partner reserves all rights to practice under such Partner Patents outside the Territory (and if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory) in respect of all products other than those which contain or comprise a Compound.

9.4          Infringement by Third Parties.

(a)           Notice.  In the event that either Optimer or Partner becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patents or Partner Patents, it will notify the other Party in writing to that effect.  Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b)           Licensed Patents and Joint Patents.  Partner shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to alleged or threatened infringement of any Licensed Patent or Joint Patent in the Territory, at Partner’s sole cost and expense and by counsel of its own choice.  Partner shall reasonably cooperate with Optimer in strategizing with respect to, and preparing and presenting, any such action.  Optimer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Partner fails to bring any such action within (i) ninety (90) days following the notice of alleged infringement, or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first, then Optimer shall have the right, but not the obligation, to bring and control any such action, at Optimer’s sole cost and expense and by counsel of its own choice.  Partner shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)           Partner Patents.  Partner shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to alleged or threatened infringement of any Partner Patent, at Partner’s sole cost and expense and by counsel of its own choice.  Partner shall reasonably cooperate with Optimer in strategizing with respect to, and preparing and presenting, any such action.  Optimer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Partner fails to bring any such action outside the Territory (or, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory) within (i) ninety (90) days following the notice of alleged infringement, or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first, then Optimer shall have the right, but not the obligation, to bring and control any such action outside the Territory (and, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory), at Optimer’s sole cost and expense and by counsel of its own choice.  Partner shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)           Cooperation; Award.  In the event a Party brings an infringement action in accordance with this Section 9.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither Party shall enter into any settlement or compromise of any action under this Section 9.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.  Except as otherwise agreed to in writing by the Parties, any recovery realized as a result of such action shall be used first to reimburse the documented out-of-pocket legal expenses of the Parties relating to such action, and any remainder shall be retained by the Party that brought and controlled such action for purposes of this Agreement, except that any such remainder retained by Partner shall be treated as Net Sales for purposes of this Agreement and included in Net Sales for purposes of calculating Averages Sales Price under the Supply Agreement.

9.5          Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Optimer shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Optimer’s activities, at Optimer’s sole cost and expense and by counsel of its own choice, and Partner shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Partner shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Partner’s activities, at Partner’s sole cost and expense and by counsel of its own choice, and Optimer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Neither Party shall enter into any settlement or compromise of any action under this Section 9.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

9.6          Patent Term Restoration.  At the request of the Party owning any Patents subject to this Agreement, the Parties hereto will cooperate with each other in obtaining patent term restoration, extensions and/or any other extensions of such Patents as available under Applicable Laws.

9.7          Trademarks.  Partner shall own and be responsible for all trademarks, trade names (including the trade names referred to in Section 4.2), branding, or logos related to Products in the Field in the Territory, and will be responsible for selecting, registering, defending, and maintaining the same at Partner’s sole cost and expense.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION OF LIABILITY

10.1        Mutual Representations, Warranties and Covenants.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)           Duly Organized.  Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b)           Due Authorization; Binding Agreement.  The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action.  This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

(c)           Consents.  Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.

(d)           No Conflicting Grant of Rights.  Such Party has the right to grant the licenses contemplated under this Agreement and has not, and will not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder.

(e)           Employee/Contractor Agreements.  All of such Party’s employees or contractors acting on its behalf pursuant to this Agreement are and will be obligated under a binding written agreement to comply with obligations of confidentiality and non-use consistent with those set forth in Article 8 and, (i) in the case of Partner, to assign to Partner or its Affiliate all Inventions (ii) in the case of Optimer to assign or exclusively license (with the right to sublicense) to Optimer all Data and Information relating to Compound and Products resulting from such activities.

(f)            Debarment.  Such Party is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred or disqualified, in connection with the Development, manufacture or commercialization of the Products.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any services under this Agreement.

10.2        Representations and Warranties of Optimer.  Optimer represents and warrants to Partner that, as of the Effective Date (save in respect of the representations and warranties in Sections 10.2(h) and (k) which are given for the Term):

Intellectual Property

(a)           the rights or licenses granted to Partner under this Agreement are not subject to any right, license or interest by the U.S. Federal Government or any US state government (including any agencies or divisions thereof) due to funding obtained with respect to Products or clinical trials carried out in government-owned hospitals;

(b)           to the actual knowledge of Optimer’s […***…] (“Optimer’s Actual Knowledge”), no Third Party is infringing or is threatening to infringe or make unauthorized use of the any of the Licensed Technology;

(c)           to Optimer’s Actual Knowledge, there are no threatened or pending actions, suits, claims, interference proceedings or governmental investigations in any court, arbitration, patent office, administrative or other tribunal which are concerned with a challenge to the validity or ownership of any Compounds or the Licensed Technology by or against Optimer or any Optimer Current Affiliates and neither Optimer nor any Optimer Current Affiliate has received written notice of the same;

(d)           Neither Optimer nor any Optimer Current Affiliate has received written notice of any pending or threatened claims or actions claiming that the manufacture, sale, offering for sale, importation or use of the Products would infringe the intellectual property rights of any Third Party; and to Optimer’s Actual Knowledge no action, suit or claim has been initiated or threatened against Optimer, or against PAR, with respect to the Licensed Technology or Optimer’s right to enter into and perform its obligations under this Agreement;

(e)           the details of the Licensed Patents that are set out in EXHIBIT A are correct. Without derogation from the generality of the foregoing, the granted Patents are subsisting and all applications for Patents indicated in EXHIBIT A as pending are pending.  The legal and beneficial owner or applicant for registration of each of the Patents specified in EXHIBIT A is correctly stated;

(f)            the Licensed Technology is the only intellectual property Controlled by Optimer or any Optimer Current Affiliates in relation to the Existing Products in the Territory;

(g)           to Optimer’s Actual Knowledge, all actions required to be taken before the Effective Date to prosecute and maintain the Licensed Patents set out in EXHIBIT A (including payment of all applicable fees due and payable before such date) have been taken;

(h)           Optimer shall not grant any lien or security interest in favor of a Third Party in respect of the Licensed Technology or any revenue payable by Partner to Optimer pursuant to this Agreement unless such lien or security interest is subordinate and subject to the rights granted to Partner under the Licensed Technology as set forth in this Agreement or would not otherwise be reasonably expected to adversely affect such rights;

(i)            Optimer has provided Partner a true and complete copy of the PAR Agreement, the PAR Agreement is in full force and effect in accordance with its terms as of the Effective Date, and is binding on the parties thereto and the execution and delivery of this

***Confidential Treatment Requested

Agreement by Optimer and the performance by Optimer of its obligations under this Agreement in accordance with its terms do not and will not conflict with, or constitute a default under the PAR Agreement or create a right of termination of the PAR Agreement in PAR’s favor, and to Optimer’s Actual Knowledge neither PAR nor Optimer is in material breach of any of its obligations under the PAR Agreement;

(j)            The PAR Collaboration Agreement has terminated in all respects and the assignment in Section 2.6(g)(i) of the PAR Agreement has taken effect and the license in Section 2.6(g)(ii) of the PAR Agreement has been granted;

(k)           Optimer (i) is not in breach of and shall not breach its obligations under the PAR Agreement or take any other actions, in each case which would result in the termination of such agreement  and shall promptly inform Partner in the event that it receives written notice from PAR purporting to unilaterally terminate the PAR Agreement and (ii) shall not amend the PAR Agreement in a manner that would be to the detriment of the rights and obligations of Partner under this Agreement without Partner’s prior written consent;

(l)            This Agreement is consistent with the PAR Agreement in all material respects;

(m)          As of the Effective Date (i) that certain API Manufacturing and Supply Agreement between Optimer and Biocon Limited (“Biocon”), dated May 18, 2010, as amended (the “Biocon Agreement”) and that certain Manufacturing Services Agreement between Optimer and Patheon Inc. (“Patheon”), dated June 1, 2011, as amended (the “Patheon Agreement”) are in full force and effect in accordance with their respective terms; (ii) to Optimer’s Actual Knowledge, neither Biocon nor Optimer is in material breach of any of its obligations under the Biocon Agreement; and (iii) to Optimer’s Actual Knowledge, neither Patheon nor Optimer is in material breach of any of its obligations under the Patheon Agreement;

Regulatory

(n)           Partner has been granted access to true and complete copies of all of Optimer’s and the Optimer Current Affiliates’ regulatory filings for Products in the Field;

(o)           all clinical trials for Products conducted by or on behalf of Optimer and the Optimer Current Affiliates’ and included in Optimer’s regulatory filings for Products in the Field have been carried out in all material respects in accordance with all Applicable Laws;

(p)           it Controls or has a right of reference with respect to the Data used to support its regulatory filings for Products in the Field;

(q)           it has disclosed to Partner all clinical data generated by or on behalf of Optimer relating to SAEs relating to Products.

(r)           Neither Optimer nor any Optimer Current Affiliate has knowingly withheld from any Regulatory Authority any material information in the possession of Optimer or its Affiliates related to the safety, toxicity, quality or efficacy of the Existing Product (i) that has been requested by a Regulatory Authority, or (ii) that it reasonably considers to be material for evaluation of the safety, toxicity, quality and/or efficacy of the Existing Product by a Regulatory Authority;

(s)           to Optimer’s Actual Knowledge, neither Optimer nor its Affiliates or any of its or their officers, agents or employees (during the course of their duties) in relation to researching, and developing the Existing Product has done or omitted to do anything which is a material contravention of any Applicable Law;

(t)            there has been no failure to obtain valid consents from data subjects involved in any clinical trials of the Existing Product;

(u)           it has disclosed to Partner all  the results of all clinical trials that have been started (i.e., in which patients have been enrolled) by or on behalf of Optimer and the Optimer Current Affiliates relating to the Existing Product whether discontinued or completed except for the clinical trials identified to Partner as […***…];

General

(v)            neither Optimer nor any Optimer Affiliate is engaged in any litigation, opposition or arbitration proceedings affecting or relating to the Products anywhere in the world (including but not limited to claims relating to product liability) as plaintiff or defendant and there are no such proceedings pending or threatened by, or against Optimer or any Optimer Affiliate and there are no material facts which Optimer believes are likely to result in a material judgment against Optimer or any Optimer Affiliate relating to the Products;

(w)           Optimer has not knowingly withheld from Partner any material CMC Information in the possession of Optimer or the Optimer Current Affiliates regarding the  Existing Product (i) that has been requested by Partner, or (ii) that it reasonably considers to be material to Partner’s evaluation of the quality of the Existing Product.  As used herein, “CMC Information” means information of the type required to appear in Module 3 of EMA MAA No. EMEA/H/C/002087;

(x)           Optimer has not knowingly withheld from Partner any material information in the possession of Optimer or the Optimer Current Affiliates related to the market and sales potential of the Existing Product (i) that has been requested by Partner, or (ii) that it reasonably considers to be material to Partner’s evaluation of the market and sales potential of the Existing Product in the Territory;

(y)           no US export control license is required in order (i) for Optimer to enter into this Agreement, (ii) for Optimer to transfer Licensed Know-How and Data to Partner, (iii) to

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Optimer’s Actual Knowledge, for Partner to purchase any Compounds and/or Existing Products, or (iv) to Optimer’s Actual Knowledge, in order to enable Partner to exercise its rights under this Agreement;

(z)                                  no approval from U.S. federal government or any U.S. state government (including any agency or division thereof) or to Optimer’s Actual Knowledge under any Applicable Law, is required (i) in order to enter into this Agreement, (ii) transfer Licensed Know-How and Data to Partner, (iii) for Products to be manufactured for commercial distribution of such Products either inside or outside the US or (iv) in order to enable Partner to exercise its rights under this Agreement;

(aa)                            there are (i) no Competitive Products under development or being commercialized in the Field in the Territory that are Controlled by or on behalf of Optimer or its Affiliates and (ii) no products are under development by or on behalf of Optimer or its Affiliates in the Field in the Territory that are aimed to result in a pharmaceutical product for the treatment of CDI;

(bb)                            all material information referred to in Sections 10.2(q),(r),(w) and (x) has been made available to Partner at least twenty one (21) days prior to the Effective Date; and

(cc)                            except for Information Controlled by APEL (or its affiliates or sublicensees) under the APEL Agreement, Optimer and the Optimer Current Affiliates Control all material Information used by or on behalf of Optimer and the Optimer Current Affiliates in relation to the Existing Product.

10.3                                   Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 10 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCTS.

10.4                                   Limitation of Liability.  EXCEPT FOR (A) LOSSES CAUSED BY A PARTY’S BREACH OF ARTICLE 8, OR (B) LOSSES CAUSED BY A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OR FRAUDULENT MISREPRESENTATION, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided however, that this Section 10.4 shall not be construed to limit either Party’s indemnification obligations under Article 11.  For clarification, payments to be made under Article 6 shall not be considered special, incidental, consequential or punitive damages.

ARTICLE 11

INDEMNIFICATION

11.1        Indemnification of Optimer.  Partner shall indemnify and hold harmless each of Optimer and its Affiliates and their respective directors, officers, shareholders, employees, agents, servants, successors and assigns of any of the foregoing (the “Optimer Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any Optimer Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) to the extent arising from, or occurring as a result of:  (a)  the Development, manufacture, use, handling, storage, import, offer for sale, sale or other disposition of Products in the Territory by Partner or its Affiliates or Sublicensees; (b) gross negligence or willful misconduct in connection with Partner’s performance of its obligations or exercise of its rights under this Agreement; or (c) any material breach of any representations, warranties or covenants by Partner set out in Section 10 of this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Optimer set forth in Section 11.2 or arise out of the material breach by Optimer Europe of any of the terms of the Supply Agreement.

11.2        Indemnification of Partner.  Optimer shall indemnify and hold harmless each of Partner and its Affiliates and the directors, officers and employees of such entities, and the successors and assigns of any of the foregoing (the “Partner Indemnitees”), from and against any and all Losses incurred by any Partner Indemnitee resulting from any Third Party Claims to the extent arising from, or occurring as a result of: (a)  the Development, manufacture, use, handling, storage, import, offer for sale, sale or other disposition of Products outside the Territory (and, if Optimer obtains a license under Section 12.3(b), in the Territory) by Optimer or its Affiliates or licensees except for APEL; (c) gross negligence or willful misconduct in connection with Optimer’s performance of its obligations or exercise of its rights under this Agreement; or (d) any material breach of any representations, warranties or covenants by Optimer set out in Section 10 of this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Partner set forth in Section 11.1 or arise out of the material breach by Partner of any of the terms of the Supply Agreement.

11.3        Procedure.  A party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

11.4        Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name the other Party as an additional insured with respect to such insurance.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 12

TERM AND TERMINATION

12.1        Term.  This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a Product-by-Product basis until Partner has no remaining payment obligations with respect to such Product (the “Term”).  Upon expiration (but not an earlier termination) of this Agreement in respect of a particular Product  and payment in full by Partner of any amounts then due under this Agreement and the Supply Agreement in respect of such Product, Partner shall have a perpetual, non-exclusive, fully paid-up, royalty free license which includes the right to sublicense without Optimer’s consent through multiple tiers of sublicense, under the Licensed Technology and Optimer’s interest in any Joint Patents to Develop, keep, make, have made (excluding the manufacture of Compounds), use, sell, offer for sale, dispose of, offer to dispose of, export and import and otherwise commercialize such Product in the Field in the Territory.  For clarity, Partner shall retain ownership of Regulatory Approvals on expiration of this Agreement.

12.2        Early Termination.

(a)           Mutual Agreement.  The Parties may terminate this Agreement in its entirety before the end of the Term by mutual written agreement of the Parties.

(b)           Material Breach.  A Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (thirty (30) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such ninety (90) day (thirty (30) day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period. This Section 12.2(b) together with Section 5.1(e) defines exclusively the Parties’ right to terminate in case of any material breach of this Agreement.

(c)           Bankruptcy.  A Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

(d)           Other Optimer Termination Right.  Optimer shall have the right to terminate this Agreement in its entirety before the end of the Term immediately upon written notice to Partner if Partner or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Licensed Patent.

(e)           Other Partner Termination Right.  Partner shall have the right to terminate this Agreement in its entirety before the end of the Term for any reason or for no reason at any time upon at least one hundred eighty (180) days’ prior written notice to Optimer.

12.3        Rights on Termination.

(a)           Termination of Rights and Obligations.  Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except as provided in this Section 12.3 and Sections 12.5 and 12.8. Expiration or termination of this Agreement for any reason shall result in the immediate disbanding and termination of the JSC. Within thirty (30) days following the termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such Party then in its possession, except for one (1) copy which may be kept in such Party’s (or its counsel’s) office for archival purposes and except to the extent a Party retains the right to use such Confidential Information pursuant to any license granted under this Agreement which survives termination of this Agreement, as applicable.

(b)           Termination, Except for Termination for Cause by Partner under Section 12.2(b) or (c).  Upon any termination of this Agreement under Section 12.2, except termination of this Agreement by Partner pursuant to Section 12.2(b) or (c):

(i)            Development Transition.  The Parties shall work together in good faith to adopt, and Optimer shall have the final decision-making power with respect to, a plan to wind-down any Development activities with respect to Products in the Territory in an orderly fashion or, at Optimer’s election, promptly transition such Development activities to Optimer or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.  Partner shall perform or cause to be performed its outstanding non-cancellable obligations with respect to Development of any Products that existed or accrued prior to the notice date of termination; provided, however, that in no case shall Partner be obligated to pursue such activities for a period exceeding […***…] after the date of notice of such termination.

(ii)           Commercialization Transition.  Partner and its Sublicensees shall continue, to the extent that Partner and its Sublicensees continue to have an inventory of Products, to fulfill orders received from customers for Products in the Territory until up to […***…] after the later of (A) the date upon which Optimer notifies Partner in writing that Optimer has secured an alternative distributor or licensee for the Products and (B) Partner has initiated transition of the MAAs and Regulatory Approvals for the Products in the Territory to such distributor or licensee, but in no event for more for than […***…] after the date of notice of termination.  For the Products sold by Partner or its Sublicensees after the effective date of termination, Partner shall continue to make payments to Optimer in accordance with Article 6.  Notwithstanding the foregoing, Partner and its Sublicensees shall cease such activities upon […***…] days’ written notice given by Optimer at any time after the effective date of a termination requesting that such activities cease.  Within […***…] days after Optimer has given notice to Partner requesting the cessation of activities pursuant to the provision of this Section 12.3(b)(ii), Partner shall notify Optimer of an estimate of the quantity of Products and shelf life remaining in Partner’s inventory and Optimer shall have the right to purchase any such quantities of Products from Partner at a price mutually agreed by  the Parties.  To the extent Optimer does not purchase such quantities, Partner may sell such quantities during the […***…] days after the effective date of such termination within the shelf life remaining for such Products.

(iii)                         Assignment of Filings and Marketing Approvals.  At Optimer’s option, which shall be exercised by written notice to Partner, to the extent permitted under Applicable Law, Partner shall assign or cause to be assigned to Optimer or its designee (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Optimer or its designee the benefits of) all regulatory filings and registrations (including MAAs and Regulatory Approvals) for Products in the Territory, including any such regulatory filings and registrations made or owned by its Affiliates and/or Sublicensees.  Optimer shall notify Partner before the effective date of termination whether the regulatory filings and registrations should be assigned to Optimer or its designee, and if the latter, identify the designee, and provide Partner with all necessary details to enable Partner to effect the assignment (or availability).  If Optimer fail to provide such notification prior to the effective date of termination, Partner shall assign the regulatory filings and registrations to Optimer.

(iv)          Transition.  Partner shall use Commercially Reasonable Efforts to cooperate with Optimer and/or its designee to effect a smooth and orderly transition in the Development, sale and marketing, promotion and commercialization of Products in the Territory during the notice and the wind-down periods referenced in this Section 12.3(b).  Without limiting the foregoing, Partner shall use Commercially Reasonable Efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 12.3(b).  Optimer shall use Commercially Reasonable Efforts to identify and finalize an agreement or other arrangement

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with a Third Party in relation to the Products and/or, to the extent Optimer is able to take over such activities under Applicable Law, take over, directly or through an Affiliate, all activities related to Products, and in particular Development activities on-going at the time of the effective date of the termination and the transfer of the regulatory filings and registrations (including MAAs and Regulatory Approvals) into the name of Optimer or Optimer’s designee so that the wind-down period shall be as limited as possible.

(v)            Rights Become Non-Exclusive.  Notwithstanding any other provision of this Agreement, following the effective date of termination and during the wind-down periods referenced in this Section 12.3(b), the license granted to Partner with respect to Products in the Field in the Territory shall be non-exclusive and limited to the activities expressly contemplated by this Section 12.3(b), and, without limiting the foregoing, Optimer shall have the right to engage one or more other distributors and/or licensees of the Products in the Field in the Territory.

(vi)          License Grant.  Partner shall, and it hereby does, grant to Optimer, effective upon such termination, (A) an exclusive (even as to Partner but subject to Section 12.3(b)(vii)), worldwide, irrevocable, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under the Partner Technology and Partner’s interest in the Joint Patents, to Develop, keep, make, have made, use, sell, offer for sale, dispose of, offer to dispose of and import products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation, and (y) an exclusive, irrevocable, Territory—limited, license, with the right to sublicense through multiple tiers of sublicense, to use and display trademarks owned by Partner or its Affiliates solely related to Products in connection with the manufacture, use, offer for sale, sale, and import products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation, subject in each case to compliance by Optimer with the surviving provisions of this Agreement.  Such licenses shall be royalty bearing at the rate of […***…] percent ([…***…]%) of net sales of all such terminated Products and shall be granted on the terms of Sections 2.2, 6.3(e), (f) and (g), and Article 7 of this Agreement whereby the name “Optimer” is replaced by the name “Partner” and the name “Partner” by the name “Optimer” and whereby, in Section 6.3(e), the reference to Valid Claim shall be to a Valid Claim of Partner Patents or Joint Patents. Optimer shall be obliged to use the trademarks owned by Partner or its Affiliates solely related to the terminated Product in relation to all  manufacture, use, offer for sale, sale, and importation such terminated Product in the Territory.

(vii)         Acknowledgement.  Optimer acknowledges and agrees that the Partner Technology licensed to Optimer in accordance with Section 12.3(b)(vi) shall be Controlled (as defined in the APEL Agreement) by Optimer and upon termination of this Agreement shall automatically become included in the Licensed Know-How (as defined in the APEL Agreement) and shall be licensed to APEL on the terms of the APEL Agreement.

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(viii)        Sublicensees; Third Party Agreements.  Any agreements with Sublicensees shall terminate upon termination of this Agreement, subject to rights during the wind-down period as referenced in this Section 12.3(b).  At the written request of Optimer, Partner will assign any Product-specific Third Party agreements, to the furthest extent possible, provided that such assignment is permitted under the Product-specific supply Agreement or is accepted by the Third Party.  In the event such assignment is not requested by Optimer or is not accepted by such Third Party, then the rights of such Third Party with respect to Products shall terminate upon termination of Partner’s rights.  Partner shall ensure that Sublicensees and such Third Parties (if its contract is not assigned to Optimer pursuant to this Section 12.3(b)(vii)) shall transition any remaining Products back to Optimer in the manner set forth in this Section 12.3(b) as if such Affiliate or Third Party were named herein.  Partner shall include provisions requiring compliance with these provisions in the agreements with Sublicensees and Third Parties.

(c)           Termination for Cause by Partner under Section 12.2(b) or (c).  Upon any termination of this Agreement by Partner pursuant to Section 12.2(b) or (c):

(i)            Development Wind-Down.  The Parties shall work together in good faith to adopt, and Partner shall have the final decision-making power with respect to, a plan to wind-down any Development activities with respect to Products in the Territory in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.  Partner shall perform or cause to be performed its outstanding non-cancellable obligations with respect to Development of any Products that existed or accrued prior to the notice date of termination; provided, however, that in no case shall Partner be obligated to pursue such activities for a period exceeding […***…] after the date of notice of such termination and such activities shall be at Optimer’s cost.

(ii)           Commercialization Wind-Down.  Partner and its Sublicensees may continue, to the extent that Partner and its Sublicensees continue to have an inventory of Products, to fulfill orders received from customers for Products in the Territory until up to […***…] after the effective date of termination.  For the Products sold by Partner or its Sublicensees after the effective date of termination, Partner shall continue to make payments to Optimer in accordance with Article 6.

12.4        Rights Upon Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in the Territory (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined in the applicable Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under any Bankruptcy Laws, then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee serving under such Bankruptcy Laws) shall perform all of the

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obligations provided in this Agreement to be performed by such Party.  If a case is commenced during the Term by or against a Party under any Bankruptcy Laws, this Agreement is rejected as provided in such Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in such Bankruptcy Laws, then the Party subject to such case under such Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee serving under such Bankruptcy Laws), shall provide to the other Party copies of all such intellectual property and all embodiments thereof including all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under any Bankruptcy Laws.

12.5        PAR Tripartite Agreement.  Prior to the execution of this Agreement PAR, Partner and Optimer have executed the PAR Tripartite Agreement by which PAR confirms that the rights granted to Optimer under the PAR Agreement shall be transferred directly to Partner in the event that the PAR Agreement terminates for any reason or that Optimer ceases to exist for any reason.

12.6        Exercise of Right to Terminate.  The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

12.7        Damages; Relief.  Subject to Section 12.6 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12.8        Accrued Obligations; Survival.  The expiration or termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability which, at the time of such expiration termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  For clarity, any sums owed to Partner or Optimer as a result of any overpayment or underpayment by Partner, respectively, determined pursuant to Section 7.6 and 7.7 shall be immediately due and payable on termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 2.3, 2.6 (to the extent this Agreement expires according to its terms, but is not terminated pursuant to Section 12.2, and the Supply Agreement is thereafter terminated pursuant to Section 11.2(d) of the Supply Agreement), 4.2(d), 4.2(e) and 4.2 (f) (in the case of Sections 4.2(d), 4.2(e) and 4.2(f), after expiration but not early termination), 4.2(g) if this Agreement has expired and during any period that the Supply

Agreement is still in force, 7.1 to the extent that there is a credit payable to Partner, 7.5, 7.6 and 7.7 (in the case of Sections 7.5, 7.6 and 7.7 for the three (3) year period following the end of the Fiscal Half Year during which expiration or early termination occurred), 8.1, 8.2, 8.3, 8.4, 8.5 8.7, 8.8, 9.1, 9.2, 9.3(b), 9.3(c), 9.4(c) and 9.4(d) (in the case of Sections 9.3(c), 9.4(c) and 9.4(d), to the extent Optimer has an exclusive license under such Partner Patent(s) in the applicable territory after expiration or termination), 9.4(b) and 9.4(d) in respect of Joint Patents, 9.7, 10.3, 10.4, 12.1, 12.3 (including any rights of Optimer described in other Sections as continuing or commencing in connection with the license granted to Optimer in Section 12.3(b)), 12.4, 12.5, 12.6, 12.7 and 12.8 and Articles 1, 11.1 to 11.3 inclusive (in respect of acts carried out prior to expiration or termination, provided that the Third Party Claim arising as a result of such acts may be brought after expiration or termination) 13 and 14.

ARTICLE 13

DISPUTE RESOLUTION

13.1        Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any such dispute if and when it arises.

13.2        Resolution by Executives.  Except as otherwise provided in Article 3, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder arises, either Party may refer such dispute to the Executives, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of such officers within such thirty (30)-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 13.3. The Parties acknowledge that these discussions between the Parties to resolve disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

13.3        Arbitration.

(a)           If the Parties do not resolve a dispute as provided in Section 13.2, and a Party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” shall be resolved by binding arbitration administered by the International Centre for Dispute Resolution (ICDR) in accordance with its International Arbitration Rules as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The decision rendered in any such arbitration will be final and not appealable.  If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved.  Within thirty

(30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b)           The arbitration shall be conducted by a panel of three (3) persons, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee.  Within thirty (30) days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within ten (10) Business Days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICDR.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)           It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances.  The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents.  No later than thirty (30) days after selection of the third arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting.  Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d)           Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 10.4.  The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.  In addition, in the event the arbitrators award damages to Partner pursuant to this Article 13 and Optimer is then, or becomes at any point, bankrupt or insolvent, the amount of such damages shall be applied as a credit to royalty payments otherwise owed to Optimer under Article 6.

(e)           Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f)            As used in this Section, the term “Excluded Claim” shall mean (i) a dispute, controversy or claim that concerns (1) the validity, enforceability or infringement of a patent, trademark or copyright or (2) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (ii) a claim for specific performance or injunctive or other equitable relief as a remedy for a breach or threatened breach of Article 8.

ARTICLE 14

GENERAL PROVISIONS

14.1        Standstill Agreement.   During the Term and for a period of […***…] years thereafter (the “Standstill Period”), neither Partner nor any of Partner’s Representatives (as defined below) will, in any manner, directly or indirectly:

(a)           make, effect, initiate, directly participate in or cause (i) any acquisition of beneficial ownership of any securities of Optimer or any securities of any subsidiary or other Affiliate of Optimer, if, after such acquisition, Partner would beneficially own more than […***…] of the outstanding common stock of Optimer, (ii) any acquisition of any assets of Optimer or any assets of any subsidiary or other Affiliate of Optimer, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Optimer or any subsidiary or other Affiliate of Optimer, or involving any securities or assets of Optimer or any securities or assets of any subsidiary or other affiliate of Optimer, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of Optimer; provided that nothing in this Section 14.1 shall preclude any activities of Partner or its Representatives with respect to the grant by Optimer or any subsidiary or other Affiliate of Optimer of any license, or the supply by Optimer or any subsidiary or other Affiliate of Optimer of any products, in each case to Partner or any of its Affiliates;

(b)                                 form, join or participate in a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the beneficial ownership of any securities of Optimer;

(c)                                  act, alone or in concert with others, to seek to control the management, board of directors or policies of Optimer;

(d)                                 take any action that might require Optimer to make a public announcement regarding any of the types of matters set forth in Section 14.1(a);

(e)                                  agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Section 14.1(a), (b), (c) or (d);

(f)                                   assist, induce or encourage any Third Party to take any action of the type referred to in Section 14.1(a), (b), (c), (d) or (e);

***Confidential Treatment Requested

(g)           enter into any discussions, negotiations, arrangement or agreement with any Third Party relating to any of the foregoing; or

(h)           request or propose that Optimer or any of Optimer’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 14.1.

For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each person or entity that is or becomes (i) a subsidiary or other Affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates, providing such person is acting on behalf of such Party.

The obligations of Partner under this Section 14.1 above shall terminate in the event of (i) any bona fide unsolicited Third Party tender or exchange offer for at least fifty percent (50%) of the outstanding voting capital stock of Optimer, (ii) Optimer enters into any agreement for an Acquisition Transaction (as defined below) with any Third Party, or (iii) Optimer, upon the decision of Optimer’s Board of Directors, initiates a structured auction process with regard to an Acquisition Transaction, but excluding any market check in response to an unsolicited proposal made by any Third Party.  All of the provisions of this Section 14.1 above shall be reinstated and shall apply in full force according to their terms in the event that:  (A) if the provisions of Section 14.1 above shall have terminated as the result of a tender or exchange offer, such tender or exchange offer (as originally made or as amended or modified) shall have terminated (without closing) prior to the commencement of a tender or exchange offer by Partner or any of its Affiliates that would have been permitted to be made pursuant to the first sentence of this paragraph as a result of such Third Party tender or exchange offer; (B) any tender or exchange offer by Partner or any of its Affiliates (as originally made or as extended or modified) that was permitted to be made pursuant to this paragraph shall have terminated (without closing); or (C) if the provisions of Section 14.1 above shall have terminated as a result of any action by Optimer referred to in this paragraph, Optimer shall have determined not to take any of such actions (and no such transaction shall have closed) prior to the commencement of any action by Partner or any of its Affiliates that would have been permitted to be made pursuant to this paragraph as a result of the initial determination of Optimer referred to in this paragraph.  Upon reinstatement of the above provisions of Section 14.1, the provisions of this paragraph shall continue to govern in the event that any of the events described in this paragraph shall occur.

The term “Acquisition Transaction” shall mean (1) any sale, license, lease, exchange, transfer or other disposition of the assets of Optimer constituting more than fifty percent (50%) of the consolidated assets of Optimer or accounting for more than fifty percent (50%) of the consolidated revenues of Optimer in any transaction or series of related transactions (but excluding any development and/or commercial collaboration involving any of Optimer’s product candidates); (2) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person involving more than fifty percent (50%) of the outstanding shares of voting capital stock of Optimer; or (3) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving Optimer, in each case excluding any such transaction whereby the holders of voting capital stock of Optimer immediately prior to any such transaction hold more than fifty percent (50%) of the voting capital stock of the acquiring or surviving entity (or its parent entity ) immediately after the consummation of any such transaction.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

14.2        Governing Law.  This Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise), shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles to the extent those principles would require applying another jurisdiction’s laws (without limiting the Parties’ rights and obligations under Article 13).  The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement. Subject to Section 13, the Parties may commence an action, suit or proceeding arising out of or in connection with this Agreement in, and hereby consent to the non-exclusive jurisdiction of, the federal and state courts located in the County and State of New York.

14.3        Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.

14.4        Assignment.  Except as expressly provided in this Section 14.4, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)           in connection with the transfer or sale of all or substantially all of the business of the assigning Party relating to Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this

Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed under this Agreement; or

(b)           to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

This Agreement shall be binding upon successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 14.4 will be null and void.

14.5        Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.6        Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Optimer, addressed to:

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Rd., Suite C

San Diego, CA 92121, U.S.A.

Attention: Chief Executive Officer

Fax: (858) 909-0737

If to Partner, addressed to:

Astellas Pharma, Inc.

2-3-11 Nihonbashi-Honcho

Chuo-ku, Tokyo, 103-8411

Japan

Attention: Kazunori Okimura, Vice President, Legal

Fax: +81-3-3244-5811

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail.

14.7        Entire Agreement; Amendments.  This Agreement, together with the exhibits hereto and Letter Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof, including the Confidentiality Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto but “written instrument” does not include (a) the text of e-mails or similar electronic transmissions, or (b) the terms of any (i) shrink-wrap, click-wrap, browse-wrap or similar agreement between the Parties or (ii) website owned, operated or controlled by a Party.

14.8        Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

14.9        Independent Contractors.  It is expressly agreed that Optimer and Partner shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Optimer nor Partner shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.10      Waiver.  The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.11      Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.12      Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.13      Interpretation.  All references in this Agreement to an Article, Section or Exhibit shall refer to an Article, Section or Exhibit in or to this Agreement, unless otherwise stated.  Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” and similar words means including without limitation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise.  References to the singular include the plural.

14.14      No Third Party Beneficiaries.  This Agreement is neither expressly or impliedly made for the benefit of any Party other than Optimer and Partner, except as otherwise provided in this Agreement with respect to provisions under Section 7.6 for the benefit of PAR and with respect to Optimer Indemnitees under Section 11.1 and Partner Indemnitees under Section 11.2. This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Partner and Optimer without the consent of the Optimer Indemnitees and/or Partner Indemnitees.

14.15      English Language.  This Agreement is in the English language, and the English language shall control their interpretation.  In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

14.16      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the last date written below.

ASTELLAS PHARMA, INC.		OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Yoshihiko Hatanaka	By:	/s/ Pedro Lichtinger

Name:	Yoshihiko Hatanaka	Name:	Pedro Lichtinger

Title:	President & CEO	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT

EXHIBIT A

Licensed Patents as of the Effective Date

[…***…]

***Confidential Treatment Requested

EXHIBIT B

PAR Tripartite Agreement

THIS AGREEMENT is made as of March 29, 2012 BETWEEN

(1)           PAR PHARMACEUTICAL, INC., a company organized under the laws of the State of Delaware, having a place of business at 300 Tice Boulevard, Woodcliff Lake, NJ 07677, USA (“Par”);

(2)           OPTIMER PHARMACEUTICALS, INC. a company organized under the laws of the State of Delaware, having a principal place of business at 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, USA (“Optimer”); and

(3)           ASTELLAS PHARMA INC., a company organized under the laws of Japan, having a principal place of business at 2-3-11 Nihonbashi-Honcho, Chuo-ku, Tokyo, 103-8411, Japan (“Astellas”).

BACKGROUND

(A)          Par and Optimer are parties to a Prospective Buy-Back Agreement, dated January 19, 2007 (the “Par Agreement”). Under the Par Agreement Par has, amongst other things, assigned to Optimer all of its right, title and interest in all OPT-80 Data solely and exclusively related to the Product and has granted Optimer a non-exclusive, fully-paid up, perpetual, royalty-free worldwide license, including the right to grant and authorize sublicenses, to use all OPT-80 Data primarily related to the Product but not assigned to Optimer (the “Licensed OPT-80 Data”) for any and all uses in connection with the Product (as the terms “OPT-80 Data” and “Product” are defined in the Par Agreement).

(B)           Optimer and Astellas are about to enter into an agreement providing for the license to Astellas of all of Optimer’s rights in the product fidaxomicin (otherwise known as Opt-80), including its rights to the Opt-80 Data.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1              Agreement of the Parties

1.1           Capitalized terms used but not defined herein shall have their respective meanings assigned thereto in the Par Agreement.

1.2                                 In the event that, to the extent permitted by the Par Agreement, the rights to the Licensed OPT-80 Data cease to be licensed to Optimer by Par under the Par Agreement for any reason, including, without limitation, the liquidation or dissolution of Optimer, and the agreement between Optimer and Astellas is continuing (or Astellas continues to have rights to develop and commercialize the Product in the Territory (as defined below), including, without limitation, through the operation of Section 365(n) of Title 11 of the U.S. Code), then, subject to the terms and conditions hereof, the parties hereby agree that following shall apply:

(a)           Par shall forthwith grant to Astellas a non-exclusive, fully-paid up, perpetual, royalty-free license, including the right to grant and authorize sublicenses, to use all OPT-80 Data primarily related to the Product but not assigned to Optimer under Section 2.6(g)(i) of the Par Agreement for any and all uses in connection with the Product in the Territory.  The term “Territory” shall mean Japan.

(b)           If Par does not receive from Optimer the six and one-quarter percent (6.25%) of all Net Revenues as set out in Section 2.3(c) of the Par Agreement attributable to payments from Astellas to Optimer (the “Par Payment”), then Astellas shall pay Par amounts equal to six and one-quarter percent (6.25%) of the Net Revenues that Astellas would have had to pay to Optimer had the circumstances set forth in Section 1.2 not occurred.  Such payments shall be in accordance with Section 2.3(c) of the Par Agreement and end on the seventh (7th) anniversary of the first Commercial Launch (as defined in the Par Agreement).  For clarification, Par acknowledges and agrees that there shall not be any double-payment to Par to the extent that Par has received any Par Payment from Optimer, and Optimer acknowledges and agrees that there shall not be any double-payment by Astellas to Optimer to the extent that Astellas has paid any Par Payment to Par pursuant to this Agreement.

(c)           Par shall hereby have the same right to audit Astellas’ books and records as provided to Par in Section 2.4 of the Par Agreement with respect to Optimer’s books and records.

(d)           Astellas shall promptly reimburse, defend and indemnify the Par Indemnitees, and hold each of them harmless from and against, any and all Liabilities suffered, incurred, or sustained by any Par Indemnitee or to which a Par Indemnitee becomes subject, resulting from, arising out of, or relating to, the making, using, selling, offering for sale, promoting, distributing and/or otherwise commercializing Product distributed by or on behalf of Astellas or its Affiliates, agents, contractors or licensees.

(e)           Indemnification Procedure.  In the event that Par intends to claim indemnification under Section 1.2(d), Par shall promptly notify Astellas in writing of any claim, complaint, suit, proceeding or cause of action in respect of which Par intends to claim such indemnification (for purposes of this Section 1.2(e), each a “Claim”), and Astellas shall have sole control of the defense and/or settlement thereof; provided that Par shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under Section 1.2(d) shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of Astellas, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to Astellas within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve Astellas of any liability to Par under Section 1.2(d), but the omission to so deliver written notice to Astellas shall not relieve Astellas of any liability to Par under this Agreement otherwise than under Section 1.2(d). Without limiting the foregoing, Par shall keep Astellas fully informed of the progress of any Claim for which it intends to claim indemnification under Section 1.2(d). Par under Section 1.2(d), and its employees, at Astellas’s request and expense, shall provide full information and reasonable assistance to Astellas and its legal representatives with respect to such Claims covered by this indemnification.

1.3           Except as provided herein, no other terms of the Par Agreement shall apply as between Par and Astellas.

2              General

2.1           The terms of this Agreement and the discussions, correspondence and negotiations leading to the making of this Agreement shall remain confidential to the parties who shall not disclose the terms of this Agreement to any other person save that the obligations of confidentiality in this Section 2.1 shall not extend to any matter which a party can show is in or has become part of the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement; or was in its written records prior to the date of this Agreement; was independently disclosed to it by a third party entitled to disclose the same; or is required to be disclosed under any applicable law, or by order of a court or governmental body or other competent authority, including the requirements of the U.S. Securities and Exchange Commission and any stock exchange on which a party’s or its parent company’s capital stock is listed.

2.2           No party shall assign, delegate, sub-contract, transfer, charge or otherwise dispose of all or any of its rights under this Agreement without the other parties’ prior written consent.  Notwithstanding the foregoing, a party may assign this Agreement and its rights and obligations hereunder without the other parties’ consent in connection with the transfer or sale of all or substantially all of the business of such party relating to fidaxomicin to a third party, whether by merger, sale of stock, sale of assets or otherwise.

2.3           Nothing in this Agreement shall create or be deemed to create a partnership or joint venture or relationship of employer and employee or principal and agent between the parties.

2.4           This Agreement sets out the entire agreement between the parties in relation to its subject matter and overrides any prior correspondence or representations.  All warranties and conditions not set out in this Agreement whether implied by statute or otherwise are excluded to the extent permitted by law. No party shall have any claim against another for any misrepresentation unless such misrepresentation was made fraudulently.

2.5           Any variation to this Agreement must be in writing and signed by a duly authorised representative of each of the parties to this Agreement.

2.6           The waiver by any party of any breach of this Agreement shall not prevent the subsequent enforcement of that provision and shall not be deemed to be a waiver of any subsequent breach of that or any other provision.  Any waiver of any breach of this Agreement shall be in writing.

2.7           If any provision of this Agreement is ruled to be invalid for any reason, that invalidity will not affect the rest of this Agreement which will remain valid and enforceable in all respects.

2.8           This Agreement shall be entered into in the form of counterparts executed by each of the Parties.  A facsimile, scanned or other electronic signature shall be valid and binding upon the signatory.

2.9           Any notice or other document to be given to a party under this Agreement shall be given by sending the same by any postal service requiring proof of receipt by signature to the address of the party specified in this Agreement or its registered office, attention: Chief Legal Officer.

2.10         This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed in accordance with, the substantive law of the State of Delaware, without regard to the conflicts of law provisions thereof.  The parties hereby submit to the exclusive jurisdiction of the courts of the State of Delaware.

IN WITNESS OF THE ABOVE the parties have signed this Agreement on the date written at the head of this Agreement.

ASTELLAS PHARMA INC.

By:

Name:

Title:

Date:

PAR PHARMACEUTICAL, INC.

By:

Name:

Title:

Date:

OPTIMER PHARMACEUTICALS, INC.

By:

Name:

Title:

Date: